UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

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Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

ENDURANCE SPECIALTY HOLDINGS LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Endurance Specialty Holdings Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM 08, Bermuda
(441) 278-0400

March 23, 2006

Dear Shareholder:

You are cordially invited to attend the Annual General Meeting of Shareholders of Endurance Specialty Holdings Ltd., which will be held at the Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08, Bermuda at 8:00 a.m. (local time) on Wednesday, May 3, 2006, and at any adjournment or postponement thereof. On the following pages you will find the formal notice of the Annual General Meeting of Shareholders and the proxy statement.

All holders of record of the Company's Ordinary Shares, par value $1.00 per share, at the close of business on March 3, 2006 will be entitled to notice of, and to vote at, the Annual General Meeting of Shareholders. To assure that you are represented at the Annual General Meeting, whether or not you plan to attend the meeting in person, please read carefully the accompanying proxy statement, which describes the matters to be voted upon, and please complete, date, sign and return the enclosed proxy card promptly or use the available telephone or internet voting procedures set forth on the proxy card.

Sincerely,
Kenneth J. LeStrange Chairman of the Board of Directors

Endurance Specialty Holdings Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM 08, Bermuda

NOTICE OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2006

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the ‘‘Annual General Meeting’’) of Endurance Specialty Holdings Ltd. (the ‘‘Company’’) will be held on Wednesday, May 3, 2006, at 8:00 a.m. (local time), at the Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08, Bermuda and at any adjournment or postponement thereof.

At the Annual General Meeting, the Company's shareholders will be voting on the following proposals:

1.	election of directors:

•	elect three Class I directors and one Class II director to the Board of Directors of the Company (the ‘‘Board of Directors’’), each to serve until the end of their term as described in the accompanying materials and until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal;

•	direct the Company to elect a slate of director designees who shall serve as directors of Endurance Specialty Insurance Ltd.;

•	direct the Company to elect a slate of director designees who shall serve as directors of Endurance Worldwide Holdings Limited;

•	direct the Company to elect a slate of director designees who shall serve as directors of Endurance Worldwide Insurance Limited;

2.	appoint Ernst & Young as the Company's independent auditors for the year ending December 31, 2006 and authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent auditors; and

3.	to transact such other business as may properly come before the Annual General Meeting or at any adjournment or postponement thereof.

Shareholders of record, as shown by the Register of Members of the Company, at the close of business on March 3, 2006 are entitled to notice of, and to vote at, the Annual General Meeting or any adjournment or postponement thereof. A copy of the Company's financial statements for the fiscal year ended December 31, 2005, as approved by the Board of Directors, shall be made available to the shareholders of the Company at the Annual General Meeting.

All shareholders are cordially invited to attend the Annual General Meeting. If you do not expect to be present at the Annual General Meeting, you are requested to complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope or to vote via telephone or internet to make sure that your shares are represented at the Annual General Meeting. Pursuant to the Company's Bye-Laws, for the votes represented by your proxy to be counted at the meeting, your proxy must be received at least one hour before the Annual General Meeting. In the event you decide to attend the Annual General Meeting in person, you may, if you desire, revoke your proxy by voting your shares in person at the Annual General Meeting prior to the vote pursuant to the proxy.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR USE THE AVAILABLE TELEPHONE OR INTERNET VOTING PROCEDURES SET FORTH ON THE PROXY CARD.

By Order of the Board of Directors,
John V. Del Col Secretary

Pembroke, Bermuda
March 23, 2006

i

Endurance Specialty Holdings Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM 08, Bermuda

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
May 3, 2006

INTRODUCTION

This proxy statement is furnished to holders of ordinary shares of Endurance Specialty Holdings Ltd., an exempted company incorporated in Bermuda as a holding company (the ‘‘Company’’ or ‘‘Endurance’’), in connection with the solicitation of proxies, in the accompanying form, by the board of directors of Endurance (the ‘‘Board of Directors’’ or the ‘‘Board’’) for use in voting at the Annual General Meeting of Shareholders (the ‘‘Annual General Meeting’’) to be held at the Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08, Bermuda, on Wednesday, May 3, 2006, at 8:00 a.m. (local time), and at any adjournment or postponement thereof. This proxy statement, the attached Notice of Annual General Meeting, the Annual Report for the year ended December 31, 2005 (including financial statements) and the enclosed Proxy Card are first being mailed to Endurance's shareholders on or about March 23, 2006.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL GENERAL MEETING

Q: What am I voting on?

A:	You are voting on two proposals:

1. Election of directors:

•	Election of three Class I directors for a term of three years and one Class II director for a term of one year:

Steven W. Carlsen (Class I Director)

Kenneth J. LeStrange (Class I Director)

R. Max Williamson (Class I Director)

Therese M. Vaughan (Class II Director)

•	Direction of the Company to elect the following slate of director designees who shall serve as directors of Endurance Specialty Insurance Ltd.:

John T. Baily

Norman Barham

Galen R. Barnes

William H. Bolinder

Steven W. Carlsen

Kenneth J. LeStrange

Brendan R. O'Neill

Richard C. Perry

Robert A. Spass

Therese M. Vaughan

R. Max Williamson

•	Direction of the Company to elect the following slate of director designees who shall serve as directors of Endurance Worldwide Holdings Limited:

William H. Bolinder

Mark W. Boucher

Kenneth J. LeStrange

Simon Minshall

Brendan R. O'Neill

•	Direction of the Company to elect a slate of director designees who shall serve as directors of Endurance Worldwide Insurance Limited:

William H. Bolinder

Mark W. Boucher

Kenneth J. LeStrange

Simon Minshall

Brendan R. O'Neill

Biographical information of each director is included below under ‘‘Proposal No. 1 — Election of Directors.’’

2.	Appointment of Ernst & Young as the Company’s independent auditors for the year ending December 31, 2006 and authorization of the Board of Directors, acting through the Audit Committee, to set the fees for the independent auditors.

Q: What are the voting recommendations of the Board of Directors?

A:	The Board recommends a vote FOR the election of each of the directors in Proposal No. 1 and for the appointment of, and authorization of fees for, Ernst & Young in Proposal No. 2.

Q: Will any other matters be voted on?

A:	We are not aware of any other matters that you will be asked to vote on at the Annual General Meeting. If any other matter is properly brought before the Annual General Meeting, Kenneth J. LeStrange, Michael J. McGuire and John V. Del Col, acting as your proxies, will vote for you in their discretion.

Q: Who can vote?

A:	You can vote at the Annual General Meeting if you were a holder of record of ordinary shares as of the close of business on March 3, 2006 (the ‘‘Record Date’’). Each ordinary share is entitled to one vote. However, the Company's Bye-Laws restrict the aggregate voting power of those shareholders holding 9.5% or more of the Company’s outstanding ordinary shares to no more than 9.5% of the total votes cast.

In addition, the Board of Directors may adjust a shareholder's voting rights to the extent that the Board of Directors reasonably determines in good faith that it is necessary to do so to avoid adverse tax consequences or materially adverse legal or regulatory treatment to the Company, any subsidiary or any shareholder or its affiliates.

Pursuant to the terms of the Bye-Laws as described above, your voting interests have been adjusted by the Board of Directors such that your vote is as stated on the enclosed proxy card.

There is no cumulative voting of the Company’s ordinary shares.

Q: How do I vote?

A:	There are four ways to vote:

1. By completing and mailing your proxy card.

2. By telephone, using the toll-free telephone number shown on your proxy card.

3. By internet, by visiting the web site address shown on your proxy card.

4. By attending the Annual General Meeting in person and submitting a written proxy card.

The telephone and internet voting procedures are designed to authenticate a shareholder’s identity and allow each shareholder to vote the shareholder’s ordinary shares. They will also confirm that a shareholder’s instructions have been properly recorded. Street name holders may vote by telephone or the internet if their bank or broker makes those methods available. If this is the case, the bank or broker will enclose instructions with this proxy statement.

Your shares will be voted as you indicate. If you do not indicate your voting preferences, Messrs. LeStrange, McGuire and Del Col will vote your shares FOR proposals 1 and 2 listed above.

Q: What vote is required to approve each proposal?

A:	Approval of each of the proposals listed above requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

Q: What is the quorum requirement of the Annual General Meeting?

A:	The presence of four shareholders, in person or by proxy, holding more than 50% of the issued and outstanding ordinary shares on March 3, 2006, constitutes a quorum for voting at the Annual General Meeting. If you vote, your ordinary shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast. On March 3, 2006, there were 66,245,194 ordinary shares outstanding.

Q: Who can attend the Annual General Meeting?

A:	All holders of record of ordinary shares as of the close of business on March 3, 2006, can attend. Seating, however, is limited. Attendance at the Annual General Meeting will be on a first-come, first-served basis, upon arrival at the Annual General Meeting.

Q: Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy any time before the vote:

• by returning a later-dated proxy card;

•	by writing a letter delivered to John V. Del Col, Secretary of Endurance, stating that the proxy is revoked; or

• by attending the Annual General Meeting in person and completing a written ballot.

Pursuant to the Bye-Laws, any notice of revocation of an outstanding proxy must be received at least one hour before the Annual General Meeting. Any shareholder entitled to vote at the Annual General Meeting may attend the Annual General Meeting and any shareholder who has not submitted a proxy, has properly revoked a proxy or votes prior to the vote pursuant to the proxy, may vote in person at the Annual General Meeting. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee, that shareholder may not vote in person at the Annual General Meeting, unless the shareholder requests and obtains a valid proxy.

Q: Is my vote confidential?

A:	Yes. Only the inspectors of election and certain individuals who help with processing and counting the vote have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company. Therefore, please do not write any comments on your proxy card.

Q: Who will count the vote?

A:	Computershare will count the vote. Its representatives will be the inspectors of election.

Q: What shares are covered by my proxy card?

A:	The shares covered by your card represent all the ordinary shares of the Company you own of record.

Q: What does it mean if I get more than one proxy card?

A:	It means your shares are in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, Computershare Trust Company, N.A. at P.O. Box 43010, Providence, Rhode Island 02940-3010, telephone 1-781-575-3400, or at their website, www.computershare.com/equiserve.

Q: What is ‘‘householding’’?

A:	If you and others who share your mailing address own the Company's ordinary shares or shares of other companies through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose shares are held in such accounts. This practice, known as ‘‘householding,’’ is designed to reduce the volume of duplicate information and reduce printing and postage costs. You may discontinue householding by contacting your bank or broker.

You may also request delivery of an individual copy of the annual report or proxy statement by contacting the Company at (441) 278-0400 or by writing to: Endurance Specialty Holdings Ltd., Attention: Investor Relations, Suite No. 784, 48 Par-la-Ville Road, Hamilton HM 11, Bermuda.

You may be able to initiate householding if your bank or broker has chosen to offer such service, by following the instructions provided by your bank or broker.

Q: How much did this proxy solicitation cost?

A:	The Company is paying the cost of solicitation and has hired The Altman Group to assist in the distribution of proxy materials and solicitation of votes personally or by mail, telephone or internet. The estimated fee is $2,000 plus reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders. Directors, officers and regular employees may also solicit proxies by telephone, facsimile or e-mail or other means or in person. They will not receive any additional payments for the solicitation.

Q: How do I recommend someone to be a director?

A:	You may recommend any person to be a director by writing to the Company at its registered address: Endurance Specialty Holdings Ltd., Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, Attention: John V. Del Col, Secretary. Any notice for a director nomination must set forth the information as described on p. 13 of the proxy statement. The Nominating and Corporate Governance Committee will consider persons properly recommended by shareholders. Director nominees for the 2006 Annual General Meeting must have been received by the Company on or prior to December 5, 2005. Shareholder recommendations for director nominees for the 2007 Annual General Meeting must be received by the Company not later than November 23, 2006 and not earlier than October 24, 2006.

Q: When are the shareholder proposals due for the 2007 Annual General Meeting?

A:	In order for a proposal by a shareholder of Endurance to be eligible to be included in Endurance's proxy statement and proxy for the 2007 Annual General Meeting, it must be in writing, received at the Company’s registered address no later than November 23, 2006 and comply with the requirements of Rule 14a-8 of the U.S. Securities Exchange Act.

In order for shareholder proposals made outside the processes of Rule 14a-8 under the Exchange Act to be considered timely for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Company at its registered office no later than February 6, 2007.

Absent receipt of proper shareholder notice prior to November 23, 2006, the proxies designated by the Board of Directors of Endurance for the 2007 Annual General Meeting may vote in their discretion on any proposal any shares for which they have been appointed proxies without mention of such matter in Endurance's proxy statement for such meeting or on the proxy for such meeting.

PROPOSALS TO BE VOTED UPON

Proposal No. 1 — Election of Directors

Election of Endurance Directors

The Board of Directors currently consists of 11 directors, who are divided into three classes, with the current size of the Board of Directors fixed at 15 directors. Each class of directors serves for a term of three years.

Three Class I directors are to be elected at the Annual General Meeting. If elected, these directors will hold office until their respective successors have been duly elected and qualified at the 2009 Annual General Meeting of Shareholders or, if earlier, their death, resignation or removal. Mr. Williamson was recommended to the Nominating and Corporate Governance Committee by the non-management directors as well as the Chief Executive Officer of the Company.

Although Therese M. Vaughan was appointed by the Board of Directors pursuant to the Bye-Laws, she has been nominated by the Board of Directors for election by the Company's shareholders to serve as a Class II director. If elected, Ms. Vaughan will hold office until her successor has been duly elected and qualified at the 2007 Annual General Meeting of Shareholders or, if earlier, her death, resignation or removal. Ms. Vaughan was recommended to the Nominating and Corporate Governance Committee by a third-party search firm.

Proxies cannot be voted for a greater number of persons than the nominees named. In the event that any of the below listed nominees for director should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy card have the right to use their discretion to vote for a substitute nominee to be determined by the Board of Directors.

The following biographical information has been furnished by the respective nominees for election as Class I directors:

Kenneth J. LeStrange, 48, has been the Company's Chairman of the Board, President and Chief Executive Officer since its formation. Mr. LeStrange has over twenty-five years of experience in property and casualty underwriting. He has significant experience as a treaty and facultative underwriter and manager of treaty underwriting operations at Swiss Reinsurance Company and American Re Corporation. He began his underwriting career with Hartford Insurance Group and held several underwriting management positions at Swiss Re. During his tenure at American Re from 1986 to December 1997, he served as Executive Vice President of American Re and as President of its alternative market subsidiary from 1989 to December 1997, Am Re Managers, Inc. In December 1997, he joined Aon Corporation as Chairman and CEO of its alternative market operations and was later named Chairman and CEO of Aon's retail brokerage operations for the Americas. Mr. LeStrange remained with Aon until he joined the Company in 2001.

Steven W. Carlsen, 48, has been a director since February 2006. Mr. Carlsen has been the Company’s Chief Operating Officer since July 2005, the Chairman of Endurance Services Limited (‘‘Endurance Services’’) since October 2004, the Chairman of Endurance Reinsurance Corporation of America (‘‘Endurance U.S.’’) and the Chairman of the Company's Underwriting Committee since January 2004. From the Company's formation until November 2002, Mr. Carlsen was the Company's Chief Underwriting Officer. From November 2002 until the creation of Endurance Services in January 2004, Mr. Carlsen served as President of Endurance U.S. Mr. Carlsen began his career as a property facultative underwriter in 1979 and later as a treaty account executive for Swiss Reinsurance Company. He joined NAC Re in 1986, ultimately heading their Property and Miscellaneous Treaty Department (which included aviation, marine, surety and finite business). He managed NAC Re's retrocessions and was involved in the formation of their U.K. company. In 1994, Mr. Carlsen left NAC Re to join CAT Limited as their Chief Underwriter-North America and in 1997 was co-founder of CAT Limited's finite insurer, Enterprise Re. From 1999 until he joined the Company in 2001, Mr. Carlsen worked with three of Morgan Stanley Private Equity's insurance ventures, including Response Insurance and Homesite Insurance in the United States and The Underwriter Insurance

Company Ltd. in the United Kingdom. The Company announced in February 2006 that Mr. Carlsen would resign his position as Chief Operating Officer and other executive positions effective June 1, 2006.

R. Max Williamson, 68, has been a director since February 2006. Mr. Williamson’s career in the insurance industry began in 1962. Most recently, Mr. Williamson served as Chairman of the Board of Scottsdale Insurance Company, the fifth largest excess and surplus lines company in the United States, until his retirement in December of 2005. He served as President of Scottsdale Insurance Company from 1995 to 2005. He began his career with Travelers Insurance Company, where he served as Commercial Property & Casualty District Manager in various locations. Mr. Williamson, a Chartered Property Casualty Underwriter, is a graduate of Bowling Green State University and has served as President of the Board of Trustees Alumni Organization. He has also served on the boards of the Griffith Foundation for Insurance Education, the National Association of Professional Surplus Lines Offices (NAPSLO), the Derek Hughes NAPSLO Educational Foundation, the Scottsdale Cultural Arts Council and Valley of the Sun United Way. He currently serves on the Board of the Insurance Education Foundation and on the Foundation Board of Bowling Green State University.

The following biographical information has been furnished by the nominee for election as a Class II director:

Therese M. Vaughan, 49, has been a director since August 2005. Dr. Vaughan became the Robb B. Kelley Distinguished Professor of Insurance and Actuarial Science at Drake University in Des Moines, Iowa in January 2005, after serving as Iowa Insurance Commissioner from 1994 to 2004. During her tenure as Iowa Insurance Commissioner, Dr. Vaughan was an active member of the National Association of Insurance Commissioners (NAIC), serving as President in 2002. She led a number of key initiatives at the NAIC, including the development of NAIC's response to the terrorism events of 2001. Prior to becoming the Iowa Insurance Commissioner, Dr. Vaughan was the Director of The Insurance Center at Drake University from 1988 to 1994, and served as a consultant in the risk management and casualty division of Tillinghast from 1987 to 1988. Dr. Vaughan earned a Ph.D. in risk and insurance at the Wharton School of the University of Pennsylvania and is an Associate of the Society of Actuaries, an Associate of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. She is a director of the Principal Financial Group and a member of its Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE ‘‘FOR’’ THE ELECTION OF MESSRS. CARLSEN, LESTRANGE AND WILLIAMSON AND MS. VAUGHAN AS DIRECTORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The election of each nominee for director requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

Election of Slate of Director Designees to Endurance Specialty Insurance Ltd.

Pursuant to Bye-Law 150 of the Bye-Laws, the board of directors of Endurance Specialty Insurance Ltd. (‘‘Endurance Bermuda’’) must be comprised of persons (i) a majority of whom are directors of the Company and (ii) who have been elected as a slate of director designees by the Company's shareholders (the ‘‘Endurance Bermuda Directors’’). If elected, the Endurance Bermuda Directors will hold office until the successors are duly elected and qualified at the 2007 Annual General Meeting of Shareholders or, if earlier, their death, resignation or removal. Your approval of the proposed slate of Endurance Bermuda Directors shall constitute a direction to the Company to cause it to vote its shares in Endurance Bermuda to ensure that Endurance Bermuda's board of directors consists of the Endurance Bermuda Directors. Proxies cannot be voted for a greater number of persons than the Endurance Bermuda Directors named. Each of the Endurance Bermuda Directors is a director of the Company and receives no additional remuneration for serving on the board of directors of Endurance Bermuda. In the event that any of the below listed Endurance Bermuda Directors should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy card have the right to use their discretion to vote for a substitute nominee to be determined by the Board of Directors.

The following persons constitute the slate of Endurance Bermuda Directors:

John T. Baily, 62, has been a director of Endurance Bermuda since August 2003. Mr. Baily's biographical information is listed below under ‘‘Information Concerning Continuing Directors.’’

Norman Barham, 64, has been a director of Endurance Bermuda since August 2004. Mr. Barham's biographical information is listed below under ‘‘Information Concerning Continuing Directors.’’

Galen R. Barnes, 58, has been a director of Endurance Bermuda since May 2004. Mr. Barnes' biographical information is listed below under ‘‘Information Concerning Continuing Directors.’’

William H. Bolinder, 62, has been a director of Endurance Bermuda since July 2002. Mr. Bolinder's biographical information is listed below under ‘‘Information Concerning Continuing Directors.’’

Steven W. Carlsen, 48, has been a director of Endurance Bermuda since February 2006. Mr. Carlsen’s biographical information is listed above under ‘‘Proposal No. 1 — Election of Directors — Election of Endurance Directors.’’

Kenneth J. LeStrange, 48, has been a director of Endurance Bermuda since June 2002. Mr. LeStrange's biographical information is listed above under ‘‘Proposal No. 1 — Election of Directors — Election of Endurance Directors.’’

Brendan R. O'Neill, 57, has been a director of Endurance Bermuda since February 2005. Mr. O'Neill's biographical information is listed below under ‘‘Information Concerning Continuing Directors.’’

Richard C. Perry, 51, has been a director of Endurance Bermuda since December 2001. Mr. Perry's biographical information is listed below under ‘‘Information Concerning Continuing Directors.’’

Robert A. Spass, 50, has been a director of Endurance Bermuda since July 2002. Mr. Spass' biographical information is listed below under ‘‘Information Concerning Continuing Directors.’’

Therese M. Vaughan, 49, has been a director of Endurance Bermuda since August 2005. Ms. Vaughan’s biographical information is listed above under ‘‘Proposal No. 1 — Election of Directors — Election of Endurance Directors.’’

R. Max Williamson, 68, has been a director of Endurance Bermuda since February 2006. Mr. Williamson’s biographical information is listed above under ‘‘Proposal No. 1 — Election of Directors — Election of Endurance Directors.’’

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE ‘‘FOR’’ THE ELECTION OF THE SLATE OF ENDURANCE BERMUDA DIRECTORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The election of the slate of Endurance Bermuda Directors requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

Election of Slate of Director Designees to Endurance Worldwide Holdings Limited

Pursuant to Bye-Law 150 of the Bye-Laws, the board of directors of Endurance Worldwide Holdings Limited (‘‘Endurance Worldwide’’) must be comprised of persons (i) a majority of whom are directors of the Company and (ii) who have been elected as a slate of director designees by the Company's shareholders (the ‘‘Endurance Worldwide Directors’’). If elected, the Endurance Worldwide Directors will hold office until their successors are duly elected and qualified at the 2007 Annual General Meeting of Shareholders or, if earlier, their death, resignation or removal. Your approval of the proposed slate of Endurance Worldwide Directors shall constitute a direction to the Company to cause its subsidiaries to vote their shares in Endurance Worldwide to ensure that its board of directors consists of the Endurance Worldwide Directors. Proxies cannot be voted for a greater number of persons than the Endurance Worldwide Directors named. Each of the Endurance Worldwide Directors is a director or officer of the Company or a subsidiary and receives no additional remuneration for serving on the board of directors of Endurance Worldwide. In the event that any of the below listed Endurance Worldwide Directors should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy card have the right to use their discretion to vote for a substitute nominee to be determined by the Board of Directors.

The following persons constitute the slate of Endurance Worldwide Directors:

William H. Bolinder, 62, has been a director of Endurance Worldwide since December 2002. Mr. Bolinder's biographical information is listed below under ‘‘Information Concerning Continuing Directors.’’

Mark W. Boucher, 46, has been a director of Endurance Worldwide since June 2002. Mr. Boucher's biographical information is listed below under ‘‘Management.’’

Kenneth J. LeStrange, 48, has been a director of Endurance Worldwide since December 2002. Mr. LeStrange's biographical information is listed above under ‘‘Proposal No. 1 — Election of Directors — Election of Endurance Directors.’’

Simon Minshall, 40, has been a director of Endurance Worldwide since June 2002 and Chief Financial Officer of Endurance Worldwide Insurance Limited since July 2002. From January 2002 until becoming CFO, Mr. Minshall was a consultant to Endurance Worldwide Insurance Limited. Prior to working with Endurance, Mr. Minshall was CEO of Vavo.com, a European online insurance venture backed by GE Capital and Prudential from 2000 to 2001. From 1997 to 2000, he held a number of senior finance roles within the head office of Royal & Sun Alliance plc. These included Manager, Group Financial Control, and Finance Director of the E-Commerce division. In addition, he has held a number of company directorships and currently serves on the board of directors of a private technology company. Mr. Minshall is a Chartered Accountant and qualified with Deloitte & Touche in London and holds an Honours Degree in Law (LLB) from University College Wales.

Brendan R. O'Neill, 57, has not previously been a director of Endurance Worldwide. Mr. O'Neill's biographical information is listed below under ‘‘Information Concerning Continuing Directors.’’

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE ‘‘FOR’’ THE ELECTION OF THE SLATE OF ENDURANCE WORLDWIDE DIRECTORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The election of the slate of Endurance Worldwide Directors requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

Election of Slate of Director Designees to Endurance Worldwide Insurance Limited

Pursuant to Bye-Law 150 of the Bye-Laws, the board of directors of Endurance Worldwide Insurance Limited (‘‘Endurance U.K.’’) must be comprised of persons (i) a majority of whom are directors of the Company and (ii) who have been elected as a slate of director designees by the Company's shareholders (the ‘‘Endurance U.K. Directors’’). If elected, the Endurance U.K. Directors will hold office until their successors are duly elected and qualified at the 2007 Annual General Meeting of Shareholders or, if earlier, their death, resignation or removal. Your approval of the proposed slate of Endurance U.K. Directors shall constitute a direction to the Company to cause its subsidiaries to vote their shares in Endurance U.K. to ensure that its board of directors consists of the Endurance U.K. Directors. Proxies cannot be voted for a greater number of persons than the Endurance U.K. Directors named. Each of the Endurance U.K. Directors is a director or officer of the Company or a subsidiary and receives no additional remuneration for serving on the board of directors of Endurance U.K. In the event that any of the below listed Endurance U.K. Directors should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy card have the right to use their discretion to vote for a substitute nominee to be determined by the Board of Directors.

The following persons constitute the slate of Endurance U.K. Directors:

William H. Bolinder, 62, has been a director of Endurance U.K. since December 2002. Mr. Bolinder's biographical information is listed below under ‘‘Information Concerning Continuing Directors.’’

Mark W. Boucher, 46, has been a director of Endurance U.K. since June 2002. Mr. Boucher's biographical information is listed below under ‘‘Management.’’

Kenneth J. LeStrange, 48, has been a director of Endurance U.K. since December 2002. Mr. LeStrange's biographical information is listed above under ‘‘Proposal No. 1 — Election of Directors—Election of Endurance Directors.’’

Simon Minshall, 40, has been a director of Endurance U.K. since June 2002 and Chief Financial Officer of Endurance Worldwide Insurance Limited since July 2002. Mr. Minshall's biographical information is listed above under ‘‘Proposal No. 1 — Election of Directors — Election of Slate of Directors to Endurance Worldwide Holdings Limited.’’

Brendan R. O'Neill, 57, has not previously been a director of Endurance U.K. Mr. O'Neill's biographical information is listed below under ‘‘Information Concerning Continuing Directors.’’

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE ‘‘FOR’’ THE ELECTION OF THE SLATE OF ENDURANCE U.K. DIRECTORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The election of the slate of Endurance U.K. Directors requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

Proposal No. 2 — Appointment of Independent Auditors

Upon the recommendation of the Audit Committee, the Board of Directors has recommended the appointment of the firm of Ernst & Young as the Company's independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2006, and recommends that shareholders authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent auditors. Ernst & Young has audited the Company's financial statements since the Company's inception in December of 2001. Representatives of Ernst & Young are expected to be present at the Annual General Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE ‘‘FOR’’ THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND THE AUTHORIZATION OF THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE FEES FOR THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The appointment of Ernst & Young as the Company's independent registered public accounting firm and the authorization of the Board of Directors, acting through the Audit Committee, to set the fees for the independent auditors requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

BOARD OF DIRECTORS

Information Concerning Continuing Directors

Class II: Term Expires at the 2007 Annual General Meeting

John T. Baily, 62, has been a director since August 2003. Mr. Baily was formerly President of Swiss Re Capital Partners, where he worked from 1999 to 2002. Prior to joining Swiss Re, Mr. Baily was a partner at PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand) for 23 years, serving as the head of the Coopers & Lybrand Insurance Practice Group for 13 years. Mr. Baily also serves on the Board of Directors of Erie Indemnity Company and Erie Family Life Insurance Company, NYMAGIC, Inc., RLI Corp. and Albright College. A graduate of both Albright College (BA, Economics) and the University of Chicago (MBA), Mr. Baily is a CPA and has served on the Board of Coopers & Lybrand and as Chairman of the AICPA Insurance Companies Committee.

Norman Barham, 64, has been a director since August 2004. Mr. Barham was Vice Chairman and President of Global Operations of Marsh, Inc., the largest diversified insurance brokerage and risk management services company in the world, from 1997 to 2000. Prior to joining Marsh, Inc., Mr. Barham held numerous senior management roles in various parts of Johnson & Higgins from 1975 to 1997, prior to the merger of Johnson & Higgins and Marsh & McLennan Companies, including President, Chief Technical Officer and Head of Global Property Insurance. Mr. Barham currently serves on the board of directors of Queens College and Coral Insurance Company.

Galen R. Barnes, 58, has been a director since May 2004. Mr. Barnes was formerly President and Chief Operating Officer of Nationwide Mutual Insurance, where he worked from 1975 to 2003. Mr. Barnes held numerous senior and general management roles in various parts of the Nationwide organization, having previously been President of Nationwide Property and Casualty Affiliates, and President and Chief Operating Officer of Wausau Insurance. Mr. Barnes has also served on the board or committees for the Insurance Services Office, the Alliance of American Insurers, National Council on Compensation Insurance, and as a member of the Property and Casualty CEO Roundtable. Mr. Barnes received his Fellowship in the Casualty Actuarial Society in 1977. He serves as a Board member of unaffiliated World Financial Capital Bank of Salt Lake City, Utah. His voluntary directorships include the James Cancer Hospital of Columbus, Ohio, Ohio Dominican University and the Self Insurance Board of the Ohio State University.

In addition, although Therese M. Vaughan was appointed by the Board of Directors pursuant to the Bye-Laws, she has been nominated by the Board of Directors for election by the Company’s shareholders to serve as a Class II director. If elected, Ms. Vaughan will hold office until the 2007 Annual General Meeting of Shareholders, or if earlier, her death, resignation or removal.

Therese M. Vaughan, 49, has been a director since August 2005. Ms. Vaughan’s biographical information is included above under ‘‘Proposal No. 1 — Election of Directors — Election of Endurance Directors.’’

Class III: Term Expires at the 2008 Annual General Meeting

William H. Bolinder, 62, has been a director since July 2002. Mr. Bolinder has been President, Chief Executive Officer and a director of Acadia Trust N.A. since 2003. From 1986 until he retired in 2002, he had been associated with Zurich Financial Services Group, initially as Chief Operating Officer of Zurich-American Insurance Company, and subsequently as CEO, with responsibility for all U.S. and Canadian operations. He was appointed a member of Zurich’s Group Management Board, based in Switzerland, ultimately overseeing North American and Latin American businesses and Zurich’s Specialties Division. Additionally, Mr. Bolinder managed the Corporate Technical Center and the Group-wide Corporate and Commercial Customer Practice Boards. Prior to joining Zurich Financial Services Group, Mr. Bolinder held senior management positions at Continental Insurance Company and Travelers Insurance Company.

Brendan R. O’Neill, 57, has been a director since February 2005. Mr. O'Neill was Chief Executive Officer of ICI PLC, a specialty chemicals company, from 1998 to 2003. Prior to joining ICI PLC,

Mr. O'Neill was managing director of Guinness Brewing Worldwide from 1993 to 1998, where he is credited with rebuilding the Guinness business and reestablishing its brand image on a global basis. A Fellow of the Chartered Institute of Management Accountants, Mr. O'Neill held numerous finance roles early in his career at Ford Motor Company, BICC Ltd. and Midland Bank PLC (HSBC). Mr. O'Neill currently serves on the boards of directors of Tyco International Ltd., Rank Group PLC and Aegis Group PLC.

Richard C. Perry, 51, has been a director since December 2001. Mr. Perry founded Perry Capital in 1988 and since then the firm has grown to more than $10 billion under management. Prior to 1988, Mr. Perry worked in the equity arbitrage area of Goldman, Sachs & Co. He was also an adjunct associate professor at the Stern School of Business at New York University, where he taught a course in the finance department. He is a member of the board of directors of Radio & Records, Inc., Sears Holdings Corporation, Capital Factors LLC and MedGroup Inversiones S.L. He currently serves as a member of the boards of trustees of the Allen Stevenson School, Milton Academy, Facing History and Ourselves, Harlem Children’s Zone and the University of Pennsylvania. He also serves on the Undergraduate Executive Board of the University of Pennsylvania’s Wharton School.

Robert A. Spass, 50, has been a director since July 2002. Mr. Spass is Chairman of the board of directors of Capital Z Partners, Ltd., the general partner of Capital Z, and Capital Z Management, LLC, the management company of Capital Z, and co-founded Capital Z in 1998. Prior to 1998, Mr. Spass was the Managing Partner and co-founder of Insurance Partners Advisors, L.P. Mr. Spass was also President and CEO of International Insurance Advisors, Inc., the management company of International Insurance Investors, L.P. Prior to joining International Insurance Investors, Mr. Spass was a Director of Investment Banking at Salomon Brothers with responsibility for corporate finance relationships with the insurance industry. He currently serves on the board of directors of U.S.I. Holdings Corporation, Universal American Financial Corp., Ceres Group, Inc., Aames Financial Corporation and Lancashire Holdings Limited.

Committees of the Board of Directors

The Board of Directors presently has the following standing committees: Audit, Compensation, Investment, Nominating and Corporate Governance, and Underwriting. Except for the Investment Committee and the Underwriting Committee, on which Mr. Carlsen serves, each of the standing committees of the Board of Directors is comprised entirely of independent directors, as determined by the Board of Directors in accordance with New York Stock Exchange corporate governance rules (the ‘‘NYSE Corporate Governance Standards’’). Each of the standing committees operates under a written charter adopted by the Board of Directors which is available on the Company's web site at www.endurance.bm and is also available in print upon request to the Company's Secretary.

Below is a description of the composition, activities and meeting information of each of the standing committees of the Board of Directors:

Audit Committee. The Audit Committee currently is comprised of Messrs. Baily, Spass and Williamson and Ms. Vaughan and is chaired by Mr. Baily. The Board of Directors has determined that Mr. Baily is an ‘‘audit committee financial expert’’ as defined under the rules of the U.S. Securities and Exchange Commission (the ‘‘SEC’’). The Audit Committee (i) reviews internal and external audit plans and findings, (ii) reviews accounting policies and controls, (iii) recommends the annual appointment of auditors, (iv) reviews risk management processes and (v) pre-approves the Company's independent auditors' audit and non-audit services. The Audit Committee operates under a written charter adopted by the Board of Directors, which was filed as an appendix to the proxy statement for the 2004 Annual General Meeting of Shareholders. The Audit Committee held four meetings during 2005.

Mr. Baily serves as the Chairman of the Audit Committee as well as the chairman of the audit committees of two other publicly traded companies and as a member of an additional public company audit committee. Pursuant to the terms of the Audit Committee Charter and the regulations of the New York Stock Exchange, at its meeting on February 16, 2006, the Board of Directors determined that Mr. Baily's simultaneous service on multiple audit committees would not impair his ability to effectively serve on and act as chairman of the Audit Committee.

Compensation Committee. The Compensation Committee currently is comprised of Messrs. O’Neill, Perry and Spass and is chaired by Mr. O’Neill. The Compensation Committee oversees the Company's compensation and benefit policies, including administration of annual bonus awards and long-term incentive plans. The Compensation Committee held four meetings during 2005.

Investment Committee. The Investment Committee currently is comprised of Messrs. Carlsen, O’Neill and Perry and is chaired by Mr. Perry. The Investment Committee establishes investment guidelines and supervises the Company's investment activity. The Investment Committee regularly monitors the Company's overall investment results, reviews compliance with the Company's investment objectives and guidelines, and ultimately reports the overall investment results to the Board of Directors. The Investment Committee held four meetings during 2005.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently is comprised of Messrs. Perry and Spass and Ms. Vaughan and is chaired by Mr. Spass. The Nominating and Corporate Governance Committee nominates candidates for positions on the Board of Directors and establishes and maintains the Company's corporate governance policies. The Nominating and Corporate Governance Committee held three meetings during 2005.

Underwriting Committee. The Underwriting Committee currently is comprised of Messrs. Barnes, Barham, Bolinder and Carlsen and is chaired by Mr. Bolinder. The Underwriting Committee oversees the Company's underwriting policies and approves any exceptions thereto. The Underwriting Committee held four meetings during 2005.

Director Nominee Process

In connection with each Annual General Meeting, and at such other times as it may become necessary to fill one or more seats on the Board of Directors, the Nominating and Corporate Governance Committee will consider in a timely fashion potential candidates for director that have been recommended by the Company's Directors, Chief Executive Officer (the ‘‘CEO’’), other members of senior management and shareholders. The procedures for submitting shareholder nominations of individuals for election at the 2007 Annual General Meeting are explained below. The Nominating and Corporate Governance Committee may also determine to engage a third-party search firm as and when it deems appropriate to identify potential director candidates for its consideration. The Nominating and Corporate Governance Committee will meet as often as it deems necessary to narrow the list of potential candidates, review any materials provided in connection with potential candidates and cause appropriate inquiries to be conducted into the backgrounds and qualifications of each candidate. During this process, the Nominating and Corporate Governance Committee also reports to and receives feedback from other members of the Board of Directors and meets with and considers feedback from the CEO and other members of senior management. Interviews of potential candidates for nomination are conducted by members of the Nominating and Corporate Governance Committee, other outside Directors, the CEO and other members of senior management. The final candidate(s) are nominated by the Board of Directors for election by the shareholders or named by the Board of Directors to fill a vacancy.

Shareholders of the Company wishing to nominate one or more individuals for election as directors must provide written notice to the Company at its registered office: Endurance Specialty Holdings Ltd., Attention: John V. Del Col, Secretary, Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda. Such notice of nomination for the 2007 Annual General Meeting of Shareholders must be received by the Company not later than November 23, 2006 and not earlier than October 24, 2006. Submissions should include:

(i)	the name and address, as it appears in the register of shareholders, of the shareholder who intends to make such nomination;

(ii)	a representation that the shareholder is a holder of record of shares entitled to vote and intends to appear in person or by proxy at the meeting to make such nomination;

(iii)	the class and number of shares which are held by the shareholder;

(iv)	the name and address of each individual to be nominated;

(v)	any information relevant to a determination of whether the recommended candidate meets the criteria for Board of Directors membership described above;

(vi)	any information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under New York Stock Exchange Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred;

(vii)	all other information relating to the recommended candidate that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Exchange Act including, without limitation, information regarding (1) the recommended candidate's business experience, (2) the class and number of shares of capital stock of the Company, if any, that are beneficially owned by the recommended candidate and (3) material relationships or transactions, if any, between the recommended candidate and the Company's management;

(viii)	a description of all arrangements or understandings between the shareholder and any such nominee and any other person or persons (naming such person or persons) pursuant to which such nomination is to be made by the shareholder;

(ix)	a description of all material personal and business relationships between the shareholder and any such nominee during the preceding ten (10) years;

(x)	such other information regarding any such nominee that would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act;

(xi)	if the recommending shareholder(s) has beneficially owned more than 5% of the Company's voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the SEC's rules;

(xii)	the signed consent of any such nominee to serve as a Director, if so elected; and

(xiii)	the certification of any such nominee as to the accuracy and completeness of the information provided in such submission.

Director Qualifications

The Nominating and Corporate Governance Committee seeks candidates for the Board of Directors who possess personal characteristics consistent with those who:

•	have demonstrated high ethical standards and integrity in their personal and professional dealings;

•	possess high intelligence and wisdom;

•	are financially literate (i.e., who know how to read a balance sheet, an income statement, and a cash flow statement, and understand the use of financial ratios and other indices for evaluating company performance);

•	ask for and use information to make informed judgments and assessments;

•	approach others assertively, responsibly, and supportively, and who are willing to raise tough questions in a manner that encourages open discussion; and/or

•	have a history of achievements that reflect high standards for themselves and others; while retaining the flexibility to select those candidates whom it believes will best contribute to the overall performance of the Board of Directors.

In addition, the Nominating and Corporate Governance Committee seeks candidates who will contribute specific knowledge, expertise or skills, in order to create a diversified and well rounded Board of Directors. The Nominating and Corporate Governance Committee therefore seeks candidates for the Board of Directors who have one or more of the following attributes:

•	a record of making good business decisions;

•	an understanding of management ‘‘best practices’’;

•	relevant industry-specific or other specialized knowledge;

•	a history of motivating high-performing talent; and

•	the skills and experience to provide strategic and management oversight, and to help maximize the long-term value of the Company for its shareholders.

In evaluating any potential candidate, the Nominating and Corporate Governance Committee also considers independence and potential conflicts issues with respect to directors standing for re-election and other potential nominees, and whether any candidate has special interests that would impair his or her ability to effectively represent the interests of all shareholders. In addition, the Nominating and Corporate Governance Committee takes into account the candidates' current occupations and the number of other boards of directors on which they serve in determining whether they would have the ability to devote sufficient time to carry out their duties as directors.

In the case of current directors being considered for renomination, the Nominating and Corporate Governance Committee will also consider the director's history of attendance at Board of Directors and committee meetings, the director's tenure as a member of the Board of Directors and the director's preparation for and participation in such meetings.

Board of Director and Committee Designations under the Amended and Restated Shareholders Agreement

Pursuant to the terms of the Company's amended and restated shareholders agreement, certain of the Company's founding investors have designated the following persons to the Nominating and Corporate Governance Committee of the Board of Directors who have subsequently been elected as directors and to committees of the Board of Directors:

Richard C. Perry, a member of the Board of Directors, a member of the Compensation Committee, the Nominating and Corporate Governance Committee and the chairman of the Investment Committee of the Board of Directors, is the President and Chief Executive Officer of Perry Capital; and

Robert A. Spass, a member of the Board of Directors and the Audit and Compensation Committees and chairman of the Nominating and Corporate Governance Committee of the Board of Directors, is Chairman of the Board of Directors of Capital Z Partners, Ltd., the general partner of Capital Z.

One additional founding investor of the Company, Aon Corporation and its affiliates, has similar rights to designate directors to the Board of Directors. Aon has refrained from exercising those rights since December 2004.

Non-Management Directors, Executive Sessions and Presiding Director

The Board of Directors has adopted a policy of regularly scheduled executive sessions where non-management directors meet independent of management. Since all of the non-management directors have been deemed independent by the Board of Directors pursuant to the NYSE Corporate Governance Standards, all sessions of the non-management directors are also sessions of the Company's independent directors. The non-management directors held four executive sessions during 2005. At each executive session, one of the non-management directors is elected by the directors attending that session as the presiding director.

Communication with Directors

Shareholders and other interested parties may contact any Endurance director, including non-management directors, by writing to them at Endurance Specialty Holdings Ltd., Attention: John V. Del Col, Secretary, Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda. You may report complaints about Endurance’s accounting, internal accounting controls or auditing matters or communicate any other comments, questions or concerns. Complaints relating to Endurance’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All comments, complaints and concerns will be received and processed by Endurance's Secretary.

Attendance at Meetings by Directors

The Board of Directors conducts its business through its meetings and meetings of its committees. Each director is expected to attend each of the Company's regularly scheduled meeting of the Board of Directors and its constituent committees on which that director serves and the Company's Annual General Meeting of Shareholders. Four meetings of the Board of Directors were held in 2005. All of the Company's continuing directors during 2005 attended 75% or more of the aggregate of the meetings of the Board of Directors and the meetings of the committees on which they served and all of the continuing directors who were members of the Board at the time attended the Company's 2005 Annual General Meeting of Shareholders.

Director Independence

Under the NYSE Corporate Governance Standards, a majority of the Board of Directors (and each member of the Audit, Compensation and Nominating and Corporate Governance Committees) must be independent. The Board of Directors may determine a director to be independent if the director has no disqualifying relationship as defined in the NYSE Corporate Governance Standards and if the Board of Directors has affirmatively determined that the Director has no material relationship with the Company, either directly or as a shareholder, officer or employee of an organization that has a relationship with the Company that meets the standards as set forth by the NYSE and the Company. Independence determinations will be made on an annual basis at the time the Board of Directors approves director nominees for inclusion in the annual proxy statement and, if a director joins the Board of Directors between annual meetings, at such time.

Categorical Standards. To assist it in making its independence determinations, the Board of Directors has adopted categorical standards as set forth in the NYSE Corporate Governance Standards that it applies in determining the independence of each director. The Board of Directors also makes its determinations based on all relevant facts and circumstances. These categorical standards used in making determinations of independence state that:

1.	A director who is an employee, or whose immediate family member is an executive officer, of the Company or its affiliates is not independent until three years after the end of such employment relationship.

2.	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company or its affiliates, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

3.	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company or its affiliates is not ‘‘independent’’ until three years after the end of the affiliation or the employment or auditing relationship.

4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company's present executives serve on that company's compensation committee is not ‘‘independent’’ until three years after the end of such service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not ‘‘independent’’ until three years after falling below such threshold.

Independence Determination. The Board of Directors has determined, in accordance with the NYSE Corporate Governance Standards, that all of the members of the Board of Directors and nominees for director, other than Steven W. Carlsen and Kenneth J. LeStrange, are independent and have no material relationships with the Company.

Compensation of Directors

During 2005, the annual compensation for the members of the Board of Directors who are not otherwise affiliated with the Company as employees or officers (each, a ‘‘Non-Employee Director’’) was $55,000. The chairman of the Audit Committee received an additional $15,000 per annum. The chairman of each other committee received an additional $5,000 per annum. Compensation is paid in quarterly installments.

Non-Employee Directors receive further compensation under the Amended and Restated 2003 Non-Employee Director Equity Incentive Plan (the ‘‘Directors' Plan’’), which is designed to maintain the Company's ability to attract and retain the services of experienced and highly qualified outside directors and to create a proprietary interest in the Company's continued success. In the past, on the date of each annual general meeting of the Company, each of the Non-Employee Directors was awarded either (a) options to purchase 5,000 of the Company's ordinary shares or (b) 1,750 restricted share units. The options became fully vested six months following the date of grant. The restricted share units became fully vested and converted into one ordinary share per restricted share unit seven months following the date of grant. The exercise price for the options is equal to the fair market value of the ordinary shares on the date of grant. As defined in the Directors' Plan, the fair market value is the closing sales price for the ordinary shares on the principal national securities exchange upon which the ordinary shares are traded, or if the ordinary shares are not traded on a national securities exchange, an amount determined in good faith by the Board of Directors. The Directors' Plan authorizes the issuance of up to 750,000 ordinary shares, subject to adjustment in certain circumstances.

Each of the Non-Employee Directors received 1,750 restricted share units at the Company's 2005 Annual General Meeting of Shareholders held in April 2005. Each of the Non-Employee Directors also received an additional 24 restricted share units upon vesting and conversion representing the amount of any dividends which would have been payable on the restricted share units had they been converted into ordinary shares prior to vesting. The 1,774 restricted share units vested and converted into an equal number of ordinary shares on November 27, 2005.

The Directors' Plan also provides the Non-Employee Directors with the ability to receive all or a selected portion of their cash director fees in the form of restricted share units. The number of restricted share units credited to a Non-Employee Director's account is determined based upon the fair market value of the ordinary shares at the time the cash compensation would otherwise have been paid to the Non-Employee Director. Each Non-Employee Director's restricted share unit account is credited with additional restricted share units equal to the amount of any dividends which would have been payable on the restricted share units had they been converted into ordinary shares. The restricted share units are converted into ordinary shares and distributed to the Non-Employee Director after termination of such Non-Employee Director's service with the Company.

Directors are reimbursed for out of pocket expenses incurred in connection with their services to the Company.

MANAGEMENT

Biographies of the current executive officers of the Company are set forth below, excluding that of Messrs. LeStrange and Carlsen, which are included above under ‘‘Proposal No. 1 — Election of Directors — Election of Endurance Directors.’’

Michael E. Angelina, 39, joined Endurance as its Chief Actuary in June 2005. Mr. Angelina is an Associate of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. Mr. Angelina graduated from Drexel University with a B.S. in Mathematics, and began his actuarial career with CIGNA in the workers compensation and actuarial research units. Mr. Angelina then joined Tillinghast in 1988 where he participated in the development of Tillinghast’s excess of loss pricing system and its Global Loss Distributions initiative, as well as numerous client assignments, with a focus on reinsurance companies. Mr. Angelina worked for one year for Reliance Reinsurance Corp. as a Vice President and Actuary prior to returning to Tillinghast in 2000. Mr. Angelina is the co-author of Tillinghast’s industry-wide asbestos actuarial study and participated in the development of the 2003 FAIR Act (proposed Federal asbestos legislation).

Thomas D. Bell, 51, has been Executive Vice President of Endurance Specialty Holdings Ltd. since December 2004. Previously, Mr. Bell was President of Endurance Bermuda from March 2003 until December 2004 and Executive Vice President, Reinsurance Operations of Endurance Bermuda from December 2001 until March 2003. Prior to joining the Company, Mr. Bell spent a total of 21 years at American Re Corporation beginning in 1978, where he was most recently Senior Vice President responsible for the Regional Middle Markets Marketing Group. During this time, he also held various posts within American Re, ranging from property, casualty and ocean marine treaty and facultative underwriter to Senior Vice President and Eastern Region Manager. From 1984 to 1986, he served as a property underwriter at North American Re Insurance Company and with the Hartford Insurance Company in various underwriting capacities from 1973 to 1978. Mr. Bell received a BBA in 1977 from what is now St. John's University's Peter J. Tobin College of Business, School of Risk Management and has completed several Executive Education Programs at the Wharton School of the University of Pennsylvania.

Mark W. Boucher, 46, has been Chief Executive Officer of Endurance Worldwide Insurance Limited since April 2002. He has over 20 years of commercial insurance experience. From 1998 to until joining the Company in January 2002, Mr. Boucher was head of Royal & SunAlliance's London based commercial insurance operations. Prior to that, Mr. Boucher was Chief Operating Officer of Alexander Howden, where he served for 13 years.

Steven W. Carlsen, 48, has been a Director of the Company since February 2006, Chief Operating Officer since July 2005, the Chairman of Endurance Services since October 2004, the Chairman of Endurance Reinsurance Corporation of America (‘‘Endurance U.S.’’) and the Chairman of the Company's Underwriting Committee since January 2004. Mr. Carlsen’s biographical information is included above under ‘‘Proposal No. 1 — Election of Directors — Election of Endurance Directors.’’

David S. Cash, 41, has been Chief Underwriting Officer since December 2005. Previously, Mr. Cash was President of Endurance Bermuda from December 2004 to December 2005 and the Company's Chief Actuary/Chief Risk Officer from December 2001 to June 2005. Mr. Cash joined the Company from Centre Solutions Ltd. in Bermuda where he was a Vice President focused on structured finance and insurance programs since 1996. Mr. Cash was a member of the board of directors of Centre Life Finance, Centre Solutions' senior settlement financing company. From 1993 to 1996, Mr. Cash was Vice President and Underwriter at Zurich Re Centre. Prior to Zurich Re, Mr. Cash served as a consulting actuary at Tillinghast-Towers Perrin in New York. Mr. Cash received an Msc. in mathematics from Oxford University, which he attended as a Rhodes Scholar. Mr. Cash is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries and is a native of Bermuda.

John V. Del Col, 44, has been the Company's General Counsel since January 2003. From October 1999 until January 2003, Mr. Del Col served as Executive Vice President, General Counsel, and Secretary of Trenwick Group Ltd. and its predecessor company, Trenwick Group Inc., a property and casualty reinsurer. Mr. Del Col was Vice President, General Counsel, and Secretary of Chartwell Re Corporation, a property and casualty reinsurer, from January 1998 until its merger with and into Trenwick Group Inc. in October 1999. From July 1994 until December 1997, Mr. Del Col was the Deputy General Counsel and Assistant Secretary at MeesPierson Holdings Inc., a Dutch merchant bank. From November 1991 until July 1994, Mr. Del Col was an associate in the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P. Prior thereto, Mr. Del Col was an associate in the law firm of Sullivan & Cromwell.

Michael P. Fujii, 51, has been President and Chief Executive Officer of Endurance's U.S. Insurance Operations since October 2004 and Chief Operating Officer — Insurance since March 2006. Mr. Fujii has focused the past 30 years in the specialty lines property and casualty insurance industry. Prior to joining Endurance, he served as President and CEO of Great American Custom Insurance Services, Inc. from 1992 to 2004. Prior to that, he spent eleven years with the CIGNA Insurance Companies, serving as President of CIGNA Excess & Surplus Insurance Co. and earlier as Vice President and Chief Financial Officer of CIGNA's Excess & Surplus Division. A graduate of Loyola University, Los Angeles, California, Mr. Fujii is a member of the American Institute of Certified Public Accountants and the California Society of CPAs.

Daniel M. Izard, 61, has been President of Endurance Bermuda since December 2005. Mr. Izard joined Endurance in 2002 and has served as head of Endurance Bermuda's Aviation Underwriting Department and, most recently, as the Chief Operating Officer of Endurance Bermuda. Prior to joining Endurance, Mr. Izard served for 14 years as President and Chief Executive Officer of Associated Aviation Underwriters, Inc. (AAU), a managing general underwriter owned by Chubb and CNA. Mr. Izard held numerous positions within AAU including Director of Reinsurance, Senior VP/Director of National Accounts, and Executive VP and Chief Operating Officer. He has also served as President of the London-based International Union of Aviation Insurers, and as Chairman of the Associate Member Advisory Council and member of the Board of Directors of the National Business Aviation Association. Mr. Izard began his aviation career as a pilot and officer in the U.S. Air Force. Mr. Izard is currently a Trustee of Embry-Riddle Aeronautical University and a member of the Board of Directors of Duncan Aviation, Inc. In 1994, he received the Flight Safety Foundation's Business Aviation Meritorious Award. Mr. Izard received his degree from the University of Illinois, where he graduated with honors.

William M. Jewett, 48, has been President of Endurance U.S. since January 2004. Mr. Jewett joined the Company in December 2002 from Converium Reinsurance (North America) where he was Chief Underwriter of Risk Strategies, the non-traditional reinsurance underwriting division. He had responsibility for the underwriting, marketing, planning and overall management of Converium's non-traditional reinsurance business. While at Converium, Mr. Jewett also had responsibility for general casualty and workers' compensation treaty underwriting, and was a member of the company's board of directors. Prior to Converium, Mr. Jewett was responsible for underwriting and marketing in the U.S. for Centre Reinsurance Company of New York. He started his career at Prudential Re, and spent eight years in management at NAC Re, where he served as Vice President and Manager of the Casualty Treaty department. Mr. Jewett holds an A.B., magna cum laude, from Harvard University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Kenneth J. LeStrange, 48, has been the Company's Chairman, President and Chief Executive Officer since its formation. Mr. LeStrange's biographical information is included above under ‘‘Proposal No. 1 — Election of Directors — Election of Endurance Directors.’’

Michael J. McGuire, 33, has been Chief Financial Officer since January 2006. Mr. McGuire joined Endurance in 2003 to lead its external reporting, treasury and Sarbanes-Oxley compliance initiatives. Mr. McGuire came to Endurance from Deloitte & Touche LLP where he spent over nine years working in a variety of audit and advisory roles in the United States, Bermuda and Europe. In his most recent role at Deloitte & Touche, Mr. McGuire served as a senior manager in their merger and acquisition advisory practice, providing transaction accounting, structuring and due diligence services to private equity and strategic investors. Mr. McGuire is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

John L. O'Connor, 43, has been President and Chief Operating Officer of Endurance Services since October 2004. Mr. O'Connor came to Endurance with nearly 20 years of consulting and public accounting experience, most recently as a Partner in Accenture's Financial Services Practice, responsible for Insurance Solutions in North America, including underwriting, claims, policy management, reinsurance, billing and other related solutions. Mr. O'Connor joined Arthur Andersen, Accenture's former parent organization, in 1985, as an auditor. A graduate of Fairfield University (BS, Accounting), Mr. O'Connor is a Certified Public Accountant and a Fellow of the Life Management Institute.

Mark Silverstein, 43, has been Chief Investment Officer of Endurance Services since August 2005. Mr. Silverstein has 20 years of professional experience in investments, and has focused on fixed income investments throughout his career. He began his career in 1985 in Fixed Income Research with Credit Suisse First Boston. In 1991, Mr. Silverstein joined BEA Associates, an investment firm, as Vice President, Fixed Income Portfolio Manager. BEA was later acquired by Credit Suisse Asset Management, where Mr. Silverstein became Managing Director, Fixed Income Portfolio Manager. His responsibilities included managing U.S. and global core fixed income portfolios with $4.5 billion in assets. Most recently, Mr. Silverstein was an Executive Vice president at XL Investment Management (USA), LLC. In this capacity, he led the Structured and Spread Asset Group, which manages $13 billion in assets. Mr. Silverstein holds a B.S. in Urban Studies from Cornell University and an M.B.A. in Finance from the University of Chicago.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following Summary Compensation Table sets forth, for the years ended December 31, 2005, 2004 and 2003, the compensation for services in all capacities earned by the Company's Chief Executive Officer and its four next most highly compensated executive officers (the ‘‘named executive officers’’). Mr. Boucher's compensation amounts are converted into U.S. dollars at a rate of £1=$1.60.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Share Units ($)(3)	Securities Underlying Options /SARs (#)	LTIP Payouts ($)	All Other Compensation (4)
Kenneth J. LeStrange	2005	$900,000	$—	$133,359	$—	—	$682,059	$11,550
Chairman of the Board of	2004	900,000	1,350,000	158,252	—	—	509,796	13,565
Directors, President and Chief Executive Officer	2003	900,000	1,100,000	151,759	—	—	—	26,333
Michael E. Angelina	2005	365,264	387,300	10,000	13,717	—	—	6,405
Chief Actuary and Chief Risk Officer
Mark W. Boucher	2005	670,080	—	—	—	—	97,983	31,065
Chief Executive Officer,	2004	664,480	332,260	—	250,000	—	38,228	32,240
Endurance U.K.	2003	657,600	153,424	—	—	—	—	27,952
Steven W. Carlsen	2005	600,000	—	—	—	—	464,215	17,007
Chief Operating Officer	2004	600,000	900,000	—	750,000	—	229,402	26,057
	2003	600,000	900,000	—	—	—	—	18,000
James R. Kroner (5)	2005	500,000	—	112,806	—	—	404,166	14,000
Chief Financial Officer	2004	500,000	750,000	68,478	750,000		191,174	16,865
	2003	500,000	750,000	88,621	—	—	—	26,268

(1)	Fifty per cent of each named executive officer's 2003, 2004 and 2005 bonus payment was made in the form of restricted share units. The restricted share units are forfeitable only upon violation of a non-competition restriction and become transferable in equal quarters on first four annual anniversaries after the date of issuance. Any dividends credited in the form of restricted share units become transferable on the last transfer date.

(2)	Other Annual Compensation in 2003 includes (i) housing expenses for Mr. LeStrange in the amount of $71,262 and tax reimbursement payments for Mr. LeStrange in the amount of $60,282 and (ii) housing expenses for Mr. Kroner in the amount of $52,024 and tax reimbursement payments for Mr. Kroner in the amount of $27,745. Other Annual Compensation in 2004 includes (i) housing expenses for Mr. LeStrange in the amount of $106,237 and tax reimbursement payments for Mr. LeStrange in the amount of $52,015 and (ii) housing expenses for Mr. Kroner in the amount of $55,387 and tax reimbursement payments for Mr. Kroner in the amount of $13,091. Other Annual Compensation in 2005 includes (i) housing expenses for Mr. LeStrange in the amount of $78,000 and tax reimbursement payments for Mr. LeStrange in the amount of $55,359, (ii) housing expenses for Mr. Angelina in the amount of $10,000 and (iii) housing expenses for Mr. Kroner in the amount of $76,800 and tax reimbursement payments for Mr. Kroner in the amount of $36,006.

(3)	The restricted share units awarded to Mr. Angelina in 2005 were in connection with his joining the Company and are forfeitable upon termination of employment. The restricted share units awarded to Messrs. Boucher, Carlsen and Kroner in 2004 are also forfeitable upon termination of employment. These restricted share units convert into ordinary shares, cash or a combination thereof, at the discretion of the Compensation Committee, in accordance with the following schedules:

Mr. Angelina		Messrs. Boucher, Carlsen and Kroner
June 20, 2006	20%	November 18, 2005	12.5%
June 20, 2007	20%	November 18, 2006	25.0%
June 20, 2008	20%	November 18, 2007	25.0%
June 20, 2009	20%	November 18, 2008	25.0%
June 20, 2010	20%	November 18, 2009	12.5%

Dividends paid on the Company's ordinary shares during the period these restricted share units are outstanding are credited as additional restricted share units and are converted on the last conversion date.

In addition to the restricted share units listed above, fifty per cent of each named executive officer's bonus payment for the past three years have been made in the form of restricted share units. The restricted share units in lieu of bonus payments have been delivered on March 1 of the year following the calendar year in which the bonuses were earned. The number of restricted share units to be delivered in lieu of bonus payments was determined based upon the closing price of the Company's ordinary shares on March 1st, the date of grant. The restricted share units in lieu of bonus payments for the named executive officers for 2003, 2004 and 2005 were as follows:

	Bonus Year	Dollar Amount	Number of Restricted Share Units
Kenneth J. LeStrange	2005	$—	—
	2004	675,000	18,918
	2003	550,000	16,243
Michael E. Angelina	2005	193,650	6,150
Mark W. Boucher	2005	—	—
	2004	166,130	5,334
	2003	76,712	2,584
Steven W. Carlsen	2005	—	—
	2004	450,000	12,612
	2003	450,000	13,290
James R. Kroner	2005	—	—
	2004	375,000	10,510
	2003	375,000	11,075

The restricted share units delivered in lieu of a portion of the named executives' bonuses are forfeitable only upon violation of a non-competition restriction and convert into ordinary shares, cash or a combination thereof, at the discretion of the Compensation Committee, in equal quarters on the annual anniversary of the date of grant. Dividends paid on the Company's ordinary shares during the period these restricted share units are outstanding are credited as additional restricted share units and are converted on the last applicable conversion date of the restricted share units.

The aggregate number and value of the restricted share units held by the named executive officers as of December 31, 2005 were as follows:

Name	Number of Restricted Share Units	Value of Restricted Share Units
Kenneth J. LeStrange	49,076	$1,759,375
Michael E. Angelina	14,006	502,115
Mark W. Boucher	15,580	558,543
Steven W. Carlsen	51,421	1,843,443
James R. Kroner	46,245	1,657,883

The value of restricted share units has been calculated by multiplying the closing price of the Company's ordinary shares at December 30, 2005 by the number of restricted share units.

(4)	These amounts represent the following:

	Year	Premium Payments for Group Term Life Insurance	Pension Plan Contributions
Kenneth J. LeStrange	2005	$3,150	$8,400
	2004	1,365	12,200
	2003	2,100	24,233
Michael E. Angelina	2005	$405	$6,000
Mark W. Boucher	2005	$2,212	$28,853
	2004	1,213	31,027
	2003	2,864	25,088
Steven W. Carlsen	2005	$2,307	$14,700
	2004	2,307	23,750
	2003	18,000
James R. Kroner	2005	$0	$14,000
	2004	1,365	15,500
	2003	2,100	24,168

(5)	James R. Kroner retired from his position as Chief Financial Officer of the Company effective December 31, 2005.

Employment Contracts

The following information summarizes the employment agreements for the Company's Chief Executive Officer and the other named executive officers.

Kenneth J. LeStrange. The Company entered into an employment agreement with Mr. LeStrange that commenced as of December 14, 2002. Mr. LeStrange's employment agreement was amended and restated on February 27, 2003 and extends through December 14, 2006. Under the agreement, Mr. LeStrange serves as Chairman, President and Chief Executive Officer and receives an annual base salary of no less than $900,000 and an annual incentive bonus opportunity not to exceed 150% of his salary, and is eligible to receive a pro rata annual bonus in respect of any periods following the effectiveness of the agreement during which Mr. LeStrange continues to perform services for the Company. The agreement requires the Company to provide medical and dental coverage for Mr. LeStrange and his eligible dependents, a suitable pension plan under Bermuda law at a level no less than that which the Company provides to its other senior executive officers, as well as participation in any other employee benefit and compensation plans made generally available to the Company's executives, including insurance benefits. The agreement further provides that Mr. LeStrange is entitled to travel in a private aircraft or receive reimbursement for first class air accommodations in connection with required business travel and to participate in an air travel club. Mr. LeStrange is entitled to receive reimbursement for reasonable expenses incurred during the course of his employment, a housing allowance of up to $200,000 per annum, a tax gross-up for any United States income, employment and payroll taxes he incurs by virtue of the housing allowance or private aircraft travel, and reimbursement for the dues and reasonable business-related expenses for membership in a country club.

On August 22, 2003, Mr. LeStrange purchased 50,000 ordinary shares of the Company for an aggregate purchase price of $1,000,000, pursuant to the terms of the employment agreement between the Company and Mr. LeStrange. These shares are not forfeitable. The agreement provides that 100,000 ordinary shares previously purchased by Mr. LeStrange will be forfeited if, prior to December 14, 2006, the Company terminates Mr. LeStrange's employment for cause, as defined in the agreement, or Mr. LeStrange voluntarily terminates his employment without good reason (as defined in the agreement). The agreement provides a revised vesting schedule for the stock options previously granted to Mr. LeStrange to purchase 1,094,092 ordinary shares at a price of $20 per share. The option became vested with respect to 20% of the ordinary shares covered thereby as of January 1, 2003 and an additional 20% of the ordinary shares covered thereby on December 14 of 2003, 2004 and 2005 and will become vested with respect to the remaining 20% of the ordinary shares covered thereby on December 14, 2006. The option becomes fully vested and exercisable upon a change in control (as defined in the agreement).

If Mr. LeStrange's employment ends as a result of his death or disability, the agreement provides that Mr. LeStrange (or, in the case of Mr. LeStrange's death, the executor, personal representative or administrator of his estate) is entitled to (i) any accrued base salary, unreimbursed expenses, earned but unpaid bonus and accrued vacation; (ii) payment of base salary in accordance with the Company's executive payroll policy through December 14, 2006; (iii) pro rata vesting of his option through the date of termination and exercisability for 18 months thereafter; and (iv) the continuation through December 14, 2006 of medical, dental, pension and other benefits generally available to the Company's executives.

If the Company terminates Mr. LeStrange's employment for cause (as defined in the agreement), or if he terminates his employment without good reason (as defined in the agreement), his previously granted options terminate, and he is entitled to (i) payment of any accrued base salary, unreimbursed expenses and accrued vacation and (ii) payment of any benefits to which he was entitled as of the date of his termination of employment under the Company's applicable employee benefit plans.

If the Company terminates Mr. LeStrange's employment without cause or if he terminates his employment with good reason, he is entitled to (i) payment of any accrued base salary, unreimbursed expenses and accrued vacation, (ii) payment of any benefits to which he was entitled as of the date of his termination of employment under the Company's applicable employee benefit plans; (iii) payment of any unpaid annual bonus which has been allocated or awarded in respect of a completed fiscal year; (iv) continued payment of his base salary through the earlier of December 14, 2006 or the second anniversary of his termination of employment (subject to offset by any salary earned from a subsequent employer relating to period ending with such earlier date) (the ‘‘Severance Period’’), subject to acceleration into one lump sum payment in the event of a change in control; (v) continuation during the Severance Period of employee benefits similar to those provided to Mr. LeStrange and his eligible dependents immediately prior to the date of his termination of employment (subject to offset by any benefits of the same type received by or made available to him); and (vi) continued vesting of his previously granted options during the Severance Period and the continued exercisability of such options for a period of one month thereafter.

Any payments or benefits the Company provides to Mr. LeStrange which are contingent on the occurrence of a change in control are subject to a cap to the extent they would result in the application of any excise tax under section 4999 of the Internal Revenue Code, but only if the application of such cap would cause Mr. LeStrange to be in a better after-tax position than he would be, absent the application of such cap. Under the agreement, the Company is required to indemnify Mr. LeStrange under its directors' and officers' liability insurance policy and to pay Mr. LeStrange all reasonable legal fees incurred by him in connection with the preparation of the agreement as well as his attempt to enforce any right afforded to him thereunder.

Mr. LeStrange is subject to certain non-competition and non-solicitation requirements while he is employed, and also during the following post-employment periods: (i) in the event the Company terminates Mr. LeStrange's employment without cause or Mr. LeStrange voluntarily terminates his employment with good reason, the requirements apply for the duration of the Severance Period; and (ii) otherwise, the requirements apply for the one year period immediately following his termination of employment. Mr. LeStrange is also subject to ongoing confidentiality requirements.

Executive Officers. Messrs. Carlsen and Kroner entered into employment agreements as of April 30, 2004 that expire on December 17, 2006 and Mr. Boucher entered into an employment agreement as of April 30, 2004 that expires on January 7, 2007. Mr. Boucher's agreement is with Endurance U.K.; Mr. Carlsen's, with Endurance Services; and Mr. Kroner's, with the Company. Mr. Kroner resigned from the Company effective December 31, 2005. Mr. Carlsen announced that he will resign from the Company effective June 1, 2006. The following descriptions reflect the material terms of these agreements.

Steven W. Carlsen. Under Mr. Carlsen's agreement, Mr. Carlsen originally agreed to serve as President of Endurance Services. Mr. Carlsen now serves as Chief Operating Officer of the Company, Chairman of Endurance U.S. and Chairman of Endurance Services. Mr. Carlsen receives an annual base salary of $600,000 and may receive an annual incentive bonus not to exceed 150% of his salary. In addition, Endurance Services is required to provide medical and dental coverage for Mr. Carlsen and his eligible dependents, a suitable pension plan under New York and United States federal law, as well as participation in any other employee benefit plan made generally available to the Company's executives. Mr. Carlsen is also entitled to be reimbursed for other reasonable expenses incurred during the course of his employment.

If Mr. Carlsen's employment ceases as a result of his death or disability or is terminated by Endurance Services without cause or by Mr. Carlsen with good reason (as defined in the agreement), Mr. Carlsen (or in the case of Mr. Carlsen's death, his heirs, executors and administrators) is entitled to (i) any accrued base salary; (ii) any annual bonus which has been allocated or awarded but not yet paid or delivered for a completed fiscal year preceding the date of termination; (iii) the continuation until December 17, 2006 of any medical, dental and pension plans and any other employee benefits to which he was entitled at the time of his termination of employment; (iv) payment of base salary in accordance with Endurance Services' executive payroll policy through December 17, 2006; (v) vesting of his stock options as if his employment had continued through December 17, 2006 and the right to exercise them through December 17, 2007; and (v) other ancillary benefits.

If Mr. Carlsen's employment is terminated by Endurance Services with cause or by Mr. Carlsen without good reason (as defined in the agreement), all of the Company's obligations cease, and Mr. Carlsen will be entitled to receive accrued salary, unreimbursed expenses, accrued vacation and other ancillary benefits.

Mr. Carlsen is also subject to non-competition provisions during the term of the agreement, a one-year post-employment covenant not to solicit employees or customers and ongoing confidentiality requirements.

Mr. Carlsen is entitled to be indemnified from any claim, loss, damage or expense arising from the performance of his duties as an officer or director to the extent permitted by law and Endurance Services by-laws.

James R. Kroner. Under Mr. Kroner's employment agreement, Mr. Kroner agreed to serve as Chief Financial Officer of the Company and received an annual base salary of $500,000 and may have received an annual incentive bonus not to exceed 150% of his salary. Mr. Kroner was entitled to reasonable relocation expenses upon the termination of his employment for any reason other than serious misconduct, a housing allowance of up to $100,000 per year, and a tax gross-up for U.S. income taxes related to the housing allowance. The remaining material terms of Mr. Kroner's agreement were substantially identical to Mr. Carlsen's agreement.

Mark W. Boucher. Under Mr. Boucher's employment agreement, Mr. Boucher agreed to serve as Chief Executive Officer of Endurance U.K. and receives an annual base salary of £400,000 (increased to £411,000 in 2003) and may receive an annual incentive bonus not to exceed 100% of his salary. The remaining material terms of Mr. Boucher's agreement are substantially identical to Mr. Carlsen's agreement.

Option/SAR Grants in the Last Year

No options to purchase ordinary shares were granted to the Company's named executive officers during the year ended December 31, 2005. In accordance with the terms of the options previously granted to the named executive officers, the per share exercise price of options that vested prior to December 31, 2004 decreased by $0.81, reflecting the aggregate amount of dividends paid by the Company on its ordinary shares in 2004.

Aggregated Option/SAR Exercises in the Last Fiscal Year and Year-End Option/SAR Values

No options to purchase ordinary shares were exercised by the Company's named executive officers during the year ended December 31, 2005. The following table sets forth information concerning the number and potential value of unexercised options (both options which are presently exercisable and options which are not presently exercisable) held by each of the named executive officers as of December 31, 2005:

	Number of Shares Underlying Unexercised Options at 2005 Year-End		Value of Unexercised In-the-Money Options at 2005 Year-End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Kenneth J. LeStrange	875,272	218,820	$15,737,391	$3,934,384
Michael E. Angelina	—	—	—	—
Mark W. Boucher	120,000	30,000	2,157,600	539,400
Steven W. Carlsen	437,637	—	7,868,713	—
James R. Kroner	364,696	—	6,557,234	—

(1)	The value of unexercised in-the-money options at 2005 year-end has been calculated by multiplying the difference between the exercise price per share and the closing share price at December 30, 2005 by the number of shares underlying options.

Long-Term Incentive Plan Awards in Last Fiscal Year

The following table summarizes the Long-Term Incentive Plan awards made to the named executive officers during the latest fiscal year. The long-term incentive awards presented below consisted of restricted share units, which derive their value from the market value of the Company's ordinary shares on the date the restricted share units are converted.

The following restricted share units were delivered in lieu of a portion of the named executives' 2005 bonuses. These restricted share units are forfeitable only upon violation of a non-competition restriction and convert into ordinary shares, cash or a combination thereof, at the discretion of the Compensation Committee, in equal quarters on March 1, 2007, 2008, 2009 and 2010. Dividends paid on the Company's ordinary shares during the period these restricted share units are outstanding are credited as additional restricted share units and are converted on March 1, 2009.

Name	Number of Restricted Share Units (#) (1)	Performance Period for Payout
Kenneth J. LeStrange	—	Not applicable
Michael E. Angelina	6,150	Four Years
Mark W. Boucher	—	Not applicable
Steven W. Carlsen	—	Not applicable
James R. Kroner	—	Not applicable

(1)	Each restricted share unit represents the fair value of the Company's ordinary shares.

2002 Amended and Restated Stock Option Plan. In February 2003 the Board of Directors and shareholders approved an amendment and restatement of the Endurance Specialty Holdings Ltd. 2002 Amended and Restated Stock Option Plan (the ‘‘2002 Option Plan’’). The Company's employees and officers, as well as employees and officers of the Company's subsidiaries, in each case, who are selected by the Compensation Committee of the Board of Directors or its designee, are eligible to participate in the 2002 Option Plan. The purpose of the 2002 Option Plan is to provide a means through which the Company and its subsidiaries, as applicable, may attract able persons to enter and remain in the Company and its subsidiaries' employ, and to provide a means whereby those employees upon whom the responsibilities of the Company's successful administration and management rest, and whose present and potential contributions to the Company's welfare are of importance, can acquire and maintain share ownership, thereby strengthening their commitment to the Company's welfare and that of the subsidiaries, and promoting an identity of interests between the Company's shareholders and those employees. The 2002 Option Plan authorizes the issuance of options, tandem share appreciation rights, stand-alone share appreciation rights, restricted shares, phantom shares, share bonuses or other equity incentive awards, including restricted share units, covering up to 4,986,975 ordinary shares, subject to adjustment in certain circumstances. At December 31, 2005, a total of 3,910,855 restricted share units and options to purchase ordinary shares were outstanding.

Options may be either ‘‘Incentive Stock Options’’ as that term is defined in Section 422 of the Code, or options which do not qualify as Incentive Stock Options (‘‘Non-Qualified Stock Options’’). An Incentive Stock Option must expire within 10 years from the date it is granted (five years in the case of options granted to holders of more than 10% of the Company's shares). Incentive Stock Options are not exercisable until one year after the date of grant. The exercise price of an Incentive Stock Option must be at least equal to the fair market value of the shares on the date such Incentive Stock Option is granted (110% of fair market value in the case of options granted to holders of more than 10% of the Company's shares) and may be paid in cash, in shares valued at their then fair market value or by such other means as the Compensation Committee may prescribe. In addition, the Company may grant Non-Qualified Stock options, the exercise price of which may be below, equal to or above the fair market value of the Company's shares on the date of grant.

In addition to Incentive Stock Options and Non-Qualified Stock Options, the Company may grant reload options in the event a participant, while in the Company's employ, exercises an option by the delivery of shares which the participant has held for a period of at least six months, or in the event a participant's tax withholding obligations upon the exercise of options are satisfied by the participant's delivery of shares or by the Company withholding shares. Such reload options entitle the participant to purchase that number of shares equal to the number of shares so delivered to, or withheld by, the Company, provided that the total number of shares covered by reload options may not exceed the number of shares subject to the original option. The exercise price per share subject to reload options will be the fair market value of a share on the date such reload option is granted, and the duration or reload options will be no longer than 10 years from the date of grant of the underlying option to which the grant of the reload option relates. Other specific terms and conditions applicable to reload options will be determined by the Compensation Committee.

The Compensation Committee may grant a share appreciation right in connection with all or any portion of an option as well as independent of any option grant. A share appreciation right entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Compensation Committee. The excess amount will be payable in ordinary shares, in cash or in a combination thereof, as determined by the Compensation Committee.

The Compensation Committee may grant restricted shares, phantom shares, share bonuses or other equity incentive awards as payment of a bonus, as payment of any other compensation obligation, upon the occurrence of a special event or as otherwise determined by the Compensation Committee. Vesting and restrictions on the ability to exercise such equity incentive awards may be conditioned upon the achievement of one or more goals relating to completion of service by the participant or the achievement of one or more financial goals by the Company, as determined by the Compensation Committee in its discretion. Recipients of restricted shares may have voting rights and may receive dividends on the granted shares prior to the time the restrictions lapse.

In the event of a ‘‘Change in Control’’ of the Company (as defined in the 2002 Option Plan), equity incentive awards issued and outstanding under the 2002 Option Plan shall immediately vest and become either immediately exercisable or payable in cash.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	3,990,855	$18.25	1,448,790
Equity compensation plans not approved by security holders	—	—	—
Total	3,990,855	$18.25	1,448,790

(1)	Weighted average price does not include $nil exercise price of 919,814 restricted share units included in the number of securities to be issued upon exercise.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report is not deemed to be ‘‘soliciting material’’ or to be ‘‘filed’’ with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the U.S. Securities Act of 1933, as amended (the ‘‘Securities Act’’) or the Exchange Act.

The Compensation Committee oversees the Company's compensation and benefit policies, including administration of annual bonus awards and long-term incentive plans. The Compensation Committee is comprised of three non-employee members of the Board of Directors (listed below). After reviewing the qualifications of the current members of the Compensation Committee, and any relationships they may have with the Company that might affect their independence from the Company, the Board of Directors has determined that each current Compensation Committee member is ‘‘independent’’ as that concept is defined in the applicable rules of the NYSE. The Board of Directors appointed the undersigned directors as members of the Compensation Committee and adopted a written charter setting forth the procedures, authority and responsibilities of the Compensation Committee.

Overview

The Company's compensation policies are designed with the goal of maximizing shareholder value over the long term. In order to accomplish this objective, the Compensation Committee believes that the Company's compensation must (i) be competitive with other quality companies in its industry in order to attract, motivate and retain the talent needed to lead and grow the Company's businesses; (ii) provide a strong incentive for the Company's key executives to achieve the Company's goals; (iii) be based upon the performance of the Company, the business and the individual; and (iv) make proper and prudent use of the Company's resources. To assist the Compensation Committee in accomplishing its goals, the committee has from time to time engaged an independent executive compensation consulting firm, which is directly accountable to the committee.

The Compensation Committee met in executive session in February 2006 to review the Company's performance and the performance of the Chief Executive Officer and the Company's other senior executives, including the named executive officers. The Compensation Committee advised the Board with respect to all compensation determinations for these executives. Further, the Compensation Committee regularly updates the Board on key compensation matters.

The Compensation Committee reviewed a variety of factors, including historical and projected Company performance, in determining executive compensation. In the course of this review, the Compensation Committee considered the Company's long-term compensation goals, the Company's financial performance and the compensation practices of other insurers and reinsurers. The Compensation Committee has arrived at total compensation for each of the Company's executive officers that it believes is appropriate for the Company's performance and each officer's individual contribution to the Company's overall performance.

Components of Compensation

The Company's compensation program combines three components: (i) base salary; (ii) annual incentive compensation; and (iii) long-term incentive compensation in the form of options, restricted share units and share ownership. In determining the proper amount for each compensation component, we review the compensation paid for similar positions at comparable companies based in Bermuda, the United States and the United Kingdom. The Compensation Committee is aware of the unique circumstances which relate to the attraction and retention of superior executives in Bermuda, and has designed a compensation program to achieve that result, while at the same time implementing integrated compensation policies for its employees in differing geographic locations.

Base Salary. Salary is paid for ongoing performance throughout the year. Base salaries for the Company's executives are targeted in the second highest quartile of base salaries paid for similar positions at a comparative group of companies. The base salaries of individual executives can and do vary from this salary benchmark based on such factors as individual performance, potential for future advancement, specific job responsibilities and length of time in their current position.

Annual Incentive Compensation. Annual incentive compensation is paid in February for the prior year's performance and is based upon the Company's evaluation of each executive's individual performance in the prior year, in the context of the Company's assessment of the overall performance of the Company and the executive's business unit. This includes an assessment of the executive's contribution to the achievement of underwriting results, financial performance and other key goals we established for the Company during the prior year.

In light of the Company's performance in 2005, none of Mr. LeStrange or any of the named executive officers received an annual incentive compensation award for 2005, except as required to Mr. Angelina by the terms of his employment offer.

Stock Options. Stock options under the shareholder-approved Amended and Restated 2002 Stock Option Plan have been awarded to new hires and continuing employees who are expected to or have demonstrated a capacity for contributing in a substantial way to the success of the Company. We consider stock options, when issued with an appropriate vesting period, to be an effective performance incentive and retention device for executives. Stock options are granted with an exercise price equal to the closing share price on the date of grant. As a result, the executive receives gains only when the value of the Company's ordinary shares rises for all shareholders.

Each stock option issued by the Company permits the executive, for a period of 10 years, to purchase a number of the Company's ordinary shares from the Company at the market price of the Company's ordinary shares on the date of grant, less any dividends paid by the Company between the date of grant and the date of exercise. Stock options granted by the Company become exercisable in five equal annual installments.

The Company did not grant any stock options to Mr. LeStrange or the named executive officers in 2003, 2004 or 2005.

Restricted Share Units. We grant restricted share units (‘‘RSUs’’) from time to time to new hires and the Company's continuing executives. We also deliver to executives a fixed portion, ranging from 0% up to 50%, of each executive's annual incentive compensation in the form of RSUs. Each RSU vests and becomes automatically exercised in three to five annual installments. Dividends paid on ordinary shares while the RSUs are outstanding are credited in the form of additional RSUs, which vest and are automatically exercised with the last annual installment of the RSU. RSUs can be settled in ordinary shares, cash or a combination of ordinary shares and cash, at the discretion of the Compensation Committee at the time of settlement.

The Company did not grant any restricted share units to Mr. LeStrange or any of the named executive officers in 2005, except as required to Mr. Angelina by the terms of his employment offer.

Chief Executive Officer Compensation

The compensation of Kenneth J. LeStrange, the Company's Chairman, President and Chief Executive Officer, was determined by the Compensation Committee in accordance with the compensation principles and plans discussed in this report. In setting the compensation for the CEO, the Compensation Committee reviewed an analysis of the compensation of CEOs in a comparative group of companies. The analysis included the compensation paid to other CEOs, including base salary, annual incentive awards and long-term incentive awards. The analysis also reviewed the financial performance and total shareholder return of the Company. The elements of Mr. LeStrange's compensation and the performance basis for his compensation were determined by the Compensation Committee acting in executive session without the presence of any Company employee and are discussed below.

Base Salary. Mr. LeStrange's base salary of $900,000 per annum was established by the employment agreement entered into upon his joining the Company in December 2001. Mr. LeStrange did not receive an increase in base salary in 2003, 2004 or 2005.

Annual Incentive Compensation. Mr. LeStrange did not receive an annual incentive compensation award for 2005.

Long-Term Incentive Compensation. Mr. LeStrange was not granted any long-term incentive compensation in or in respect of 2005.

Summary. Mr. LeStrange's compensation was determined based upon the same measures used for other members of senior management of the Company, including the Company's underwriting performance and the performance of the Company relative to certain strategic, financial and operational goals in 2005. The Compensation Committee believes Mr. LeStrange's total compensation package described above is competitive with that of other CEOs of similar sized companies with similar performance.

The Compensation Committee is comprised of the following members:

Brendan R. O’Neill (Chairman)
Richard C. Perry
Robert A. Spass

Compensation Committee Interlocks and Insider Participation

None of the directors that served on the Compensation Committee during 2005 has ever served as an employee or officer of the Company or has any other material relationship with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists the beneficial ownership of each person or group who, as of March 3, 2006, owned, to the Company's knowledge, more than 5% of the Company's ordinary shares outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares (2)	Percentage
Aon Corporation (3)	4,099,200	5.8%
Capital Z Financial Services Fund II, L.P.(4)	5,483,449	8.0%
FMR Corp. (5)	6,594,107	9.9%
Perry Corp. (6)	7,142,944	10.8%

(1)	The address for each beneficial owner is listed in the relevant footnote.

(2)	Includes the outstanding ordinary shares and assumes the exercise of all warrants outstanding for ordinary shares as well as the exercise of all options vested at March 3, 2006 with respect to each shareholder.

The Bye-Laws generally provide that any shareholder owning, directly, indirectly or, in the case of U.S. persons, by attribution, more than 9.5% of the Company's ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. See ‘‘Voting Rights and Solicitation of Proxies — Voting at the Annual General Meeting.’’

(3)	Includes warrants exercisable for (a) 783,035 ordinary shares held by Combined Insurance Company of America; (b) 27,065 ordinary shares held by Combined Life Assurance Company of Europe Limited; (c) 41,495 ordinary shares held by London General Insurance Company; (d) 54,125 ordinary shares held by Resource Life Insurance Company; (e) 36,085 ordinary shares held by Sterling Life Insurance Company; (f) 3,157,395 ordinary shares held by Virginia Surety Company, Inc. The address of the beneficial owner is 200 East Randolph Street, Chicago, Illinois 60601.

(4)	Includes 3,444,266 ordinary shares held by Capital Z Financial Services Fund II, LP; 18,352 ordinary shares held by Capital Z Financial Services Private Fund II, LP; warrants exercisable for 2,009,057 ordinary shares held by Capital Z Investments, LLC, an affiliate of the management company of Capital Z, 1,774 ordinary shares and vested options exercisable to purchase 10,000 ordinary shares held by Capital Z Management LLC. The sole general partner of Capital Z Financial Services Fund II and Capital Z Financial Services Private Fund II is Capital Z Partners, L.P. The sole general partner of Capital Z Partners, L.P. is Capital Z Partners, Ltd. No individual has voting or investment power over the securities held of record by Capital Z. The principal business address of each of these entities is 54 Thompson Street, New York, New York 10012. Capital Z disclaims beneficial ownership of the warrants held by Capital Z Investments.

(5)	The following information is based on Amendment No. 1 to Schedule 13G filed on February 14, 2006 by FMR Corp.

Fidelity Management & Research Company (‘‘Fidelity’’), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, disclosed that is the beneficial owner of 5,312,257 ordinary shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 5,312,257 ordinary shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the ordinary shares owned directly by the funds, which power resides with the funds' Boards of Trustees. Fidelity carries out the voting of the ordinary shares of the Company under written guidelines established by the funds' Boards of Trustees.

Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 611,050 ordinary shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 611,050 ordinary shares of the Company and sole power to vote or to direct the voting of 611,050 ordinary shares of the Company owned by the institutional account(s) as reported above.

Members of the Edward C. Johnson 3d family are the predominant owners of Series B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

Fidelity International Limited, Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies (the ‘‘International Funds’’) and certain institutional investors. Fidelity International Limited is the beneficial owner of 670,800 ordinary shares. Mr. Johnson is Chairman of FMR Corp. and Fidelity International Limited and approximately 38% of the voting power of Fidelity International Limited is held by a partnership controlled by Mr. Johnson and his family members. FMR and Fidelity International Limited are independent entities and are of the view that they are not required to attribute to each other ordinary shares of the Company beneficially owned by the other but file on a voluntary basis as if all shares are beneficially owned on a joint basis.

(6)	Includes 4,985,791 ordinary shares and vested options exercisable to purchase 7,300 ordinary shares held by Perry Partners International, Inc.; 1,718,153 ordinary shares and vested options exercisable to purchase 2,700 ordinary shares held by Perry Partners, L.P.; 280,437 ordinary shares held by Perry Commitment Fund International, L.P.; and 148,563 ordinary shares held by Perry Commitment Fund, L.P. The address of the beneficial owner is 599 Lexington Avenue, 36th Floor, New York, New York 10022. Richard Perry has voting and investment power over the securities beneficially owned by Perry Corp.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table summarizes the beneficial ownership as of March 3, 2006 of the ordinary shares of the Company by each Director and each named executive officer of the Company for the year ended December 31, 2005 and all such Directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Number of Options	Number of Shares	Total (2)	Percentage
Kenneth J. LeStrange** (3)	875,272	237,899	1,113,171	1.7%
Michael E. Angelina	—	—	—	*
Mark W. Boucher	150,000	5,268	155,268	*
Steven W. Carlsen**	437,637	24,238	461,875	*
James R. Kroner	364,696	39,132	403,828	*
John T. Baily** (4)	5,000	4,774	9,774	*
Norman Barham**	—	5,274	5,274	*
Galen R. Barnes**	5,000	1,774	6,774	*
William H. Bolinder**	10,000	2,274	12,274	*
Brendan R. O'Neill**	—	1,774	1,774	*
Richard C. Perry** (5)	10,000	7,132,944	7,142,944	10.8%
Robert A. Spass**	—	58,700	58,700	*
Therese M. Vaughan**	—	—	—	*
R. Max Williamson**	—	—	—	*
All directors and executive officers as a group	1,857,605	7,514,051	9,371,656	13.8%

*	Less than 1%.

**	Indicates a member of the Board of Directors.

(1)	Unless otherwise stated, the address for each beneficial owner is c/o Endurance Specialty Holdings Ltd., Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

(2)	Includes the outstanding ordinary shares and assumes full conversion into ordinary shares of all outstanding class A shares and the exercise of all warrants outstanding for ordinary shares as well as the exercise of all options vesting within 60 days of March 3, 2006 with respect to each shareholder.

The Bye-Laws generally provide that any shareholder owning, directly, indirectly or, in the case of U.S. persons, by attribution, more than 9.5% of the Company's ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. See ‘‘Questions and Answers Regarding the Annual General Meeting.’’

(3)	Includes 500 ordinary shares owned by Mr. LeStrange’s wife.

(4)	Includes 3,000 ordinary shares owned by Mr. Baily’s wife.

(5)	Mr. Perry is the President and Chief Executive Officer of Perry Corp., and, in that capacity, has voting and investment power over the securities beneficially owned by Perry Corp.

Share Ownership Guidelines

The Company has adopted share ownership guidelines intended to align the interests of the Company's non-employee directors, Chief Executive Officer and the executive officers reporting directly to the Chief Executive Officer with shareholders by requiring such persons to maintain a significant level of investment in the Company. The required share ownership levels for the Chief Executive Officer and executive officers are based upon base salary and require a multiple of at least five times base salary for the Chief Executive Officer and a multiple of two times base salary for executive officers. The required share ownership levels for the non-employee directors are three times the annual basic director retainer fee. Non-employee directors, the Chief Executive Officer and executive officers have five years to attain the required levels of ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions and Relationships with Initial Investors

Certain founding shareholders, including Aon Corporation and its affiliates (‘‘Aon’’), received a total of 9,292,490 warrants issued on December 31, 2001 with a total estimated fair value of $51.9 million.

In the normal course of business, the Company enters into reinsurance contracts with various subsidiaries of Aon. Such contracts resulted in net premiums earned of $19.0 million, losses and loss expenses of $10.4 million and acquisition expenses of $5.7 million for the year ended December 31, 2005. As of December 31, 2005, related reinsurance premiums receivable totaled $19.2 million. During the year ended December 31, 2005, affiliates of Aon produced approximately 24% of the Company’s gross premiums written before deposit accounting adjustments.

For the year ended December 31, 2004, such contracts resulted in net premiums earned of $11.3 million, losses and loss expenses of $9.4 million and acquisition expenses of $1.2 million. As of December 31, 2004, related reinsurance premiums receivable totaled $9.4 million. During the year ended December 31, 2004, affiliates of Aon produced 31.2% of the Company’s gross premiums written.

For the year ended December 31, 2003, such contracts resulted in net premiums earned of $0.3 million and losses and loss expenses of $0.2 million. As of December 31, 2003, there was no related reinsurance premiums receivable. During the year ended December 31, 2003, affiliates of Aon produced 29.4% of the Company’s gross premiums written.

In addition, we pay brokerage fees and commissions to Aon and its affiliates, which vary based on the amount of business produced. During the years ended December 31, 2005, 2004 and 2003, we incurred $25.6 million, $32.1 million and $22.1 million respectively, in brokerage fees and commissions in connection with these transactions.

For purposes of these related party calculations, gross premiums written excludes premiums acquired in business combination transactions.

PERFORMANCE GRAPH

The graph below illustrates the cumulative shareholder return, including reinvestment of dividends, of the Company's ordinary shares, compared with such return for the (1) Standard & Poor's (‘‘S&P’’) 500 Composite Stock Price Index and (2) S&P Property-Casualty Industry Group Stock Price Index, in each case measured during the period from February 23, 2003, the date that the Company's ordinary shares began trading on the New York Stock Exchange, to December 31, 2005. During this period, the cumulative total return on the Company's ordinary shares was 66%, the cumulative total return for the S&P 500 Composite Stock Price Index was 56% and the cumulative total return for the S&P Property-Casualty Industry Group Stock Price Index was 71%.

COMPARISON OF 34 MONTH CUMULATIVE TOTAL RETURN*
AMONG ENDURANCE SPECIALTY HOLDINGS, LTD., THE S&P 500 INDEX
AND THE S&P PROPERTY & CASUALTY INSURANCE INDEX

* $100 invested on 2/28/03 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2006, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	Cumulative Total Return
	2/03	12/03	12/04	12/05
Endurance Specialty Holdings Ltd.	100.00	147.43	153.95	166.01
S&P 500	100.00	134.16	148.76	156.07
S&P Property & Casualty Insurance	100.00	134.55	148.58	171.03

REPORT OF THE AUDIT COMMITTEE

The following report is not deemed to be ‘‘soliciting material’’ or to be ‘‘filed’’ with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

Messrs. Baily, Spass and Williamson and Ms. Vaughan currently serve on the Audit Committee. Mr. Baily will continue as the Chairman of the Audit Committee, and Mr. Spass will remain a member, as will Ms. Vaughan and Mr. Williamson, assuming they are re-elected to the Board of Directors by the shareholders.

Mr. Baily serves as the chairman of the Audit Committee as well as the chairman of the audit committee of two other publicly traded companies and as a member of an additional public company audit committee. Pursuant to the terms of the Audit Committee charter and the regulations of the New York Stock Exchange, the Board of Directors has determined that Mr. Baily's simultaneous service on multiple audit committees would not impair his ability to effectively serve on and act as chairman of the Audit Committee.

After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with the Company that might affect their independence from the Company, the Board of Directors has determined that (1) all current Audit Committee members are ‘‘independent’’ as that concept is defined in Section 10A of the Exchange Act, the SEC rules promulgated thereunder, and the applicable NYSE Corporate Governance Rules, (2) all current Audit Committee members are financially literate, and (3) Mr. Baily qualifies as an ‘‘audit committee financial expert’’ as defined by SEC rules promulgated under the Exchange Act.

The Board of Directors appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the Audit Committee reviews the charter and reports to the Board of Directors on its adequacy in light of applicable NYSE rules. The charter is available on the Company's web site at www.endurance.bm and is also available in print upon request to the Company's Secretary. In addition, the Company will furnish an annual written affirmation to the NYSE relating to, among other things, clauses (1)-(3) of the preceding paragraph of this report and the adequacy of the Audit Committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the Company's annual report on Form 10-K for the year ended December 31, 2005 (the ‘‘Form 10-K’’), the Audit Committee:

•	reviewed and discussed the audited financial statements contained in the Form 10-K with management and the Company's independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors' examinations;

•	reviewed and discussed the Company's risk assessment and risk management, including the guidelines and policies governing the process of monitoring and controlling the Company's major financial risk exposures;

•	met separately with management periodically during the year to consider the adequacy of the Company's internal controls and the quality of its financial reporting and discussed these matters with the Company's independent auditors and with appropriate Company financial personnel and internal auditors;

•	discussed with the Company's senior management, independent auditors and internal auditors the process used for the Company's chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;

•	reviewed the performance of the Company’s internal audit and Sarbanes-Oxley functions;

•	reviewed the Company’s whistleblower policy and its application;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company's accounting policies, (2) the written communication from the independent auditors required by Independence Standards Board Standard No. 1, ‘‘Independence Discussions with Audit Committees’’ and the independence of the independent auditors, (3) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, ‘‘Communication with Audit Committees’’ and (4) responsibilities, budget and staffing of the Company's internal audit function;

•	based on these reviews and discussions, as well as private discussions with the independent auditors and the Company's internal auditors, recommended to the Board of Directors the inclusion of the audited financial statements of the Company and its subsidiaries in the Form 10-K; and

•	determined that the non-audit services provided to the Company by the independent auditors are compatible with maintaining the independence of the independent auditors and established clear hiring policies for employees or former employees of the Company's independent auditors. The Audit Committee's pre-approval policies and procedures are discussed below under ‘‘Audit Fees.’’

While the Audit Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Audit Committee to ensure that the Company complies with all laws and regulations and its Code of Business Conduct and Ethics.

In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company, it is not the duty or responsibility of the Audit Committee or its members to conduct ‘‘field work’’ or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the committee absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (iii) statements made by management or third parties as to any information technology, internal audit and other non-audit services provided by the auditors to the Company.

The Audit Committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company's internal auditors and receives the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company's employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee's considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards.

Respectfully submitted,

John T. Baily (Chairman)
Robert A. Spass
Therese M. Vaughan
R. Max Williamson

AUDIT FEES

Ernst & Young Fees and Services

	2005 Actual Fees	2004 Actual Fees(1)
Audit Fees	$2,958,871	$2,837,501
Audit-Related Fees	15,670	21,900
Tax Fees	144,780	163,600
All Other Fees	42,300	—
Total Fees	$3,161,621	$3,023,001

(1)	The 2004 Actual Fees of $2,837,501 differ from the $2,402,900 reported in the Company’s 2005 Proxy Statement as a result of increased costs associated with the audit of internal control over financial reporting invoiced by Ernst & Young after the filing of the 2005 Proxy Statement.

Audit fees for 2005 and 2004 consist of fees paid to Ernst & Young for professional services for the audit of the Company's annual consolidated financial statements, review of quarterly consolidated financial statements, audit of annual statutory statements and services that are normally provided by independent auditors in connection with statutory, SEC and regulatory filings or engagements.

Audit-related fees for 2005 and 2004 consist of fees paid to Ernst & Young for consultation regarding processes and procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, consultation regarding certain regulatory matters and access to certain accounting and auditing information.

Tax fees for 2005 and 2004 consist of fees paid to Ernst & Young for transfer pricing studies and services regarding United States and United Kingdom tax compliance and planning.

Ernst & Young did not provide any professional services, defined as ‘‘All Other Fees’’ above, including any services with respect to information technology consulting, in 2004. Ernst & Young did provide professional services in 2005, defined as ‘‘All Other Fees" above, relating to a United Kingdom capital assessment submission review and an introduction to IFRS training to Endurance Worldwide Insurance Limited.

The Audit Committee concluded that the provision of the services listed above was compatible with maintaining the independence of Ernst & Young.

Pre-Approval Policies and Procedure

The Audit Committee is responsible for appointing the Company's independent auditor and approving the terms of the independent auditor's services. The Audit Committee has established the following policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by Ernst & Young.

Prior to the engagement of the independent auditor for any audit or non-audit services, management submits a proposal for such services to the Audit Committee. The Audit Committee reviews such proposals and provides its consent only after first considering whether the proposed services are consistent with the SEC's rules on auditor independence. Also, in determining whether to grant pre-approval of any non-audit services, the Audit Committee will consider all relevant facts and circumstances, including the following four basic guidelines:

•	whether the service creates a mutual or conflicting interest between the auditor and the Company;

•	whether the service places the auditor in the position of auditing his or her own work;

•	whether the service results in the auditor acting as management or an employee of the Company; and

•	whether the service places the auditor in a position of being an advocate for the Company.

The Audit Committee has delegated its pre-approval authority to its Chairman for matters arising between meetings of the Audit Committee. Any pre-approval of a service by the Chairman of the Audit Committee is subject to ratification by the Audit Committee at its next scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership of, and transactions in, Company equity securities with the SEC. Based on a review of such reports, and on written representations from reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with except that (i) Messrs. Del Col, Fujii, Jewett, McGuire, O’Connor and Spass did not report one transaction that occurred during 2005 on a timely basis; (ii) Messrs. Boucher, Carlsen, Cash and Kroner did not report one transaction that occurred in 2004 on a timely basis; (iii) Messrs. Del Col and Jewett did not report three transactions that occurred in 2004 on a timely basis; and (iv) Mr. Charles Froland did not report one transaction that occurred in 2003 and two transactions that occurred in 2004 on a timely basis. Mr. Froland resigned from the Board of Directors as of November 29, 2005. All of the transactions that were not reported on a timely basis were transactions that are exempt from potential liability for ‘‘short-swing’’ profits under Section 16(b).

OTHER MATTERS

The Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the attached Notice of Annual General Meeting of Shareholders and this proxy statement. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their best judgment with respect to such matters.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2007

Under the federal proxy solicitation rules, for any proposal submitted by a shareholder to be considered for inclusion in Endurance's proxy materials for the 2007 Annual General Meeting of Shareholders, it must be received by Endurance at its registered office located at Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda addressed to the Secretary by November 23, 2006. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.

In order for shareholder proposals made outside the processes of Rule 14a-8 under the Exchange Act to be considered timely for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Company at its registered office no later than February 6, 2007.

If a shareholder desires to nominate one or more individuals for election as directors at the 2007 Annual General Meeting, written notice of such shareholder's intent to make such a nomination must be received by the Company at its registered office not later than November 23, 2006 and no earlier than October 24, 2006. Any notice for a director nomination shall include the information set forth under ‘‘Board of Directors — Director Nominee Process’’ above.

ANNUAL REPORT ON FORM 10-K, CORPORATE GOVERNANCE GUIDELINES
AND CODE OF BUSINESS CONDUCT AND ETHICS

The Annual Report to Shareholders of the Company, including financial statements for the fiscal periods ended December 31, 2003, 2004 and 2005, is being mailed concurrently with this proxy statement. The Annual Report does not form any part of the material for the solicitation of proxies. Upon written request of a shareholder, the Company will furnish, without charge, a copy of the Company's:

•	Annual Report on Form 10-K, including exhibits, as filed with the SEC;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics; and

•	Charters of the committees of the Board of Directors.

If you would like a copy of any of the above referenced documents, contact Investor Relations, Endurance Specialty Holdings Ltd., Suite No. 784, 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. In addition, financial reports and filings with the SEC, including the Form 10-K, are available on the internet at www.sec.gov. Company information, including the formal charters of each of the committees of the Board of Directors, as well as the Company’s Corporate Governance Guidelines and Code of Business Conduct, is also available on the Company's web site at www.endurance.bm.

[ ] Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

ENDURANCE SPECIALTY HOLDINGS LTD.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2006

This proxy is solicited on behalf of the Company’s Board of Directors. It may be revoked up to one hour prior to the Annual General Meeting.

The undersigned hereby appoints Kenneth J. LeStrange, Michael J. McGuire and John V. Del Col, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the ordinary shares of Endurance Specialty Holdings Ltd. (the ‘‘Company’’) which the undersigned may be entitled to vote at the Annual General Meeting of Shareholders of the Company to be held at the Hamilton Princess Hotel located at 76 Pitts Bay Road, Pembroke HM08, Bermuda on Wednesday, May 3, 2006 at 8:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

PURSUANT TO THE COMPANY’S AMENDED AND RESTATED BYE-LAWS, THE VOTING INTEREST
ATTRIBUTED TO EACH SHARE HELD BY THE UNDERSIGNED IS 1.0142 VOTES PER SHARE.

This proxy, when properly executed, will be voted as directed herein. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ABOVE IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 3, 2006.
THANK YOU FOR VOTING

Proxy — Endurance Specialty Holdings Ltd.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ THE NOMINEE(S) IN PROPOSAL NO. 1 AND ‘‘FOR’’ PROPOSAL NO. 2.

1	Election of Directors

For All Directors [    ]

To elect the four directors of Endurance Specialty Holdings Ltd. listed below (Nos. 1 through 4).
	For	Withhold		For	Withhold
01 — Steven W. Carlsen	[ ]	[ ]	02 — Kenneth J. LeStrange	[ ]	[ ]
	For	Withhold		For	Withhold
03 — Therese M. Vaughan	[ ]	[ ]	04 — R. Max Williamson	[ ]	[ ]
Direct the Company to elect the slate of eleven director designees of Endurance Specialty Insurance Ltd. listed below (Nos. 5 through 15).
	For	Withhold		For	Withhold		For	Withhold
05 — John T. Baily	[ ]	[ ]	06 — Norman Barham	[ ]	[ ]	07 — Galen R. Barnes	[ ]	[ ]
	For	Withhold		For	Withhold		For	Withhold
08 — William H. Bolinder	[ ]	[ ]	09 — Steven W. Carlsen	[ ]	[ ]	10 — Kenneth J. LeStrange	[ ]	[ ]
	For	Withhold		For	Withhold		For	Withhold
11 — Brendan R. O’Neill	[ ]	[ ]	12 — Richard C. Perry	[ ]	[ ]	13 — Robert A. Spass	[ ]	[ ]
	For	Withhold		For	Withhold
14 — Therese M. Vaughan	[ ]	[ ]	15 — R. Max Williamson	[ ]	[ ]
Direct the Company to elect the slate of five director designees of Endurance Worldwide Holdings Limited listed below (Nos. 16 through 20).
	For	Withhold		For	Withhold		For	Withhold
16 — William H. Bolinder	[ ]	[ ]	17 — Mark W. Boucher	[ ]	[ ]	18 — Kenneth J. LeStrange	[ ]	[ ]
	For	Withhold		For	Withhold
19 — Simon Minshall	[ ]	[ ]	20 — Brendan R. O’Neill	[ ]	[ ]
Direct the Company to elect the slate of five director designees of Endurance Worldwide Insurance Limited listed below (Nos. 21 through 25).
	For	Withhold		For	Withhold		For	Withhold
21 — William H. Bolinder	[ ]	[ ]	22 — Mark W. Boucher	[ ]	[ ]	23 — Kenneth J. LeStrange	[ ]	[ ]
	For	Withhold		For	Withhold
24 — Simon Minshall	[ ]	[ ]	25 — Brendan R. O’Neill	[ ]	[ ]

2	Proposal

Mark this box with an X if you have made [ ] comments below.
	For	Against	Abstain
To appoint Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2006 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent auditors.	[ ]	[ ]	[ ]

3	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed

Receipt of notice of the Annual General Meeting and receipt of the proxy statement is hereby acknowledged, and the terms of the notice and proxy statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any and all adjournments, postponements and continuations thereof.

Please sign exactly as your name appears hereon. If the ordinary shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)